Exhibit 10.41

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 30, 2022,

among

MSG NATIONAL PROPERTIES, LLC,

as the Company,

MSG ENTERTAINMENT GROUP, LLC and

CERTAIN SUBSIDIARIES OF THE COMPANY,

as Guarantors,

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Lead Arranger, Book Runner and Syndication Agent

Schedule 1.01(a)	Excluded Assets
Schedule 1.01(b)	Existing Letters of Credit
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Subsidiary Guarantors
Schedule 2.01	Commitments and Applicable Percentages
Schedule 6.02(i)	Restricted Subsidiaries
Schedule 6.02(ii)	Excluded Subsidiaries
Schedule 6.03	Required Consents, League and Regulatory Approvals
Schedule 6.14	Collective Bargaining Agreements
Schedule 6.15	Existing Investments
Schedule 7.14	Existing Indebtedness
Schedule 7.16	Existing Liens
Schedule 7.20	Transactions with Affiliates
Schedule 7.26(a)	Negative Pledge
Schedule 7.26(b)	Burdensome Agreements
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBIT A-1	Form of Committed Revolving Loan Notice
EXHIBIT A-2	Form of Committed Term Loan Notice
EXHIBIT B-1	Form of Revolving Credit Note
EXHIBIT B-2	Form of Incremental Revolving Credit Note
EXHIBIT B-3	Form of Term Note
EXHIBIT B-4	Form of Incremental Term Note
EXHIBIT C	Form of Quarterly Compliance Certificate
EXHIBIT D-1	Form of Certificate as to Quarterly Financial Statements
EXHIBIT D-2	Form of Certificate as to Annual Financial Statements
EXHIBIT E	Form of Assignment and Assumption Agreement
EXHIBIT F	Master Subordinated Intercompany Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of June 30, 2022, among MSG NATIONAL PROPERTIES, LLC, a Delaware limited liability company (the “Company”), the Guarantors (such term and each other capitalized term used but not defined in these recitals having the meaning ascribed thereto in Section 1.01 of this Credit Agreement) identified herein, the banks, financial institutions and other Persons which are parties hereto, together with their respective successors and assigns, as Lenders, the L/C Issuers from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and an L/C Issuer.

WHEREAS, the Company has requested that (a) the Term Lenders extend credit in the form of Term Loans on the Effective Date in an aggregate principal amount of $650,000,000 and (b) the Revolving Credit Lenders extend credit in the form of Revolving Credit Loans and the L/C Issuers issue Letters of Credit, in each case at any time and from time to time during the Availability Period such that the Revolving Credit Exposure will not exceed $100,000,000 at any time; and

WHEREAS, the Lenders are willing to extend such credit to the Company, and the L/C Issuers are willing to issue Letters of Credit for the account of the Company, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each Loan comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Operating Income” means for any period, the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues, minus (ii) aggregate operating expenses (including direct operating and selling, general administrative), such expenses to (I) include the aggregate operating expenses of the Company and its Subsidiaries in a manner substantially consistent with the parent company cost allocation policy as reflected in the projections set forth in the Lender Model and (II) exclude impairments of property, equipment and intangible assets, depreciation and amortization (other than the amortization of production and development costs associated with shows or other content), direct operating expenses representing the expensing of capitalized amounts (including capitalized production costs and charges) and charges and credits relating to employee and director stock plans and restructuring charges and credits, and in each case without duplication to exclude expenses allocated to Affiliates that are not Restricted Subsidiaries; provided, however, that for purposes of determining Adjusted Operating Income for any period (in each case, for such period and without duplication), (A) there shall be included any dividends and distributions to the extent paid in cash by any Person (other than the Company or any Restricted Subsidiary) to the Company or any Restricted Subsidiary, (B) Adjusted Operating Income for such period shall be increased or reduced, as the case may be, by the Adjusted Operating Income of assets or businesses acquired or disposed of (provided that in each case it has an impact on Adjusted Operating Income of at least $500,000) by the Company or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be reasonably satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Company, delivered or deemed delivered pursuant to Section 7.01 rather than as applied in the financial statements of the company whose assets were acquired and may include, in the Company’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Company or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period, (C) there shall be included any gains or losses on sales or dispositions of Permitted Investments or Specified Investments by the Company or any Restricted Subsidiary; provided that the aggregate amount of any net gain included pursuant to this clause (C) shall not exceed $10,000,000 for any Measurement Period, and (D) there shall be excluded the non-cash component of lease revenues recognized under the Arena License Agreements. For purposes of this definition, revenues and operating expenses for any period may exclude the following, in each case for such period (without duplication): (1) losses resulting from any write-off or write-down of Investments by the Company or any Restricted Subsidiary; (2) the effect of the loss of any currently held real estate tax exemptions, but solely to the extent that (x) the Company and the Restricted Subsidiaries have been reimbursed in cash for any such loss by a Person other than the Company or a Restricted Subsidiary or (y) the payment in cash in respect of such loss was made by a Person other than the Company or a Restricted Subsidiary; (3) the costs resulting from the cancellation of shows or other content or abandonment of shows or other content under development or write-off of any deferred production costs associated with shows; (4) losses resulting from currency fluctuations and any unrealized losses from hedging transactions; (5) pension curtailment or settlements; (6) any other non-cash items (including non-cash compensation); (7) the cumulative effect of a change in accounting principles; (8) charges in respect of legal and other settlements (including direct or allocated fees and disbursements of counsel), restructurings, severance charges and other non-recurring, unusual or infrequent items; provided that the aggregate amount of all exclusions pursuant to this clause (8) shall not exceed for each fiscal year of the Company, the greater of $18,000,000 or 15% of Adjusted Operating Income for such Measurement Period (determined after giving effect to the exclusions pursuant to this clause (8)); and (9) all (a) costs, fees and expenses relating to the Transactions, (b) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments, acquisitions, and financings related to any of the foregoing or to the capitalization of the Company or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case, including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith).

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or limited liability company, partnership or other ownership interests, by contract or otherwise), provided that for purposes of this definition, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the limited liability company, partnership or other ownership interests of any other Person (other than as a non-managing member or limited partner of such other Person) will be deemed to control such corporation, limited liability company or other Person; and provided further that no individual shall be an Affiliate of a corporation, limited liability company or partnership solely by reason of his or her being an officer, director, manager, member or partner of such entity, except in the case of a member or a partner if his or her interests in such limited liability company or partnership shall qualify him or her as an Affiliate.

“Affiliated Lender” means any Lender that is an Affiliate of the Company.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Person” has the meaning specified in Section 10.04(d).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. For purposes of clause (c) above, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Credit Agreement.

“Ancillary Document” has the meaning specified in Section 10.09(b).

“Anti-Corruption Laws” means all published laws, rules and regulations of any jurisdiction applicable to the Company or the Subsidiaries from time to time penalizing actions in connection with bribery, money-laundering or other corrupt actions.

“Applicable Percentage” means (a) in respect of the Initial Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Term Facility represented by such Term Lender’s Term Commitment at such time (including any Incremental Term Commitments that increase the Term Commitments under the Initial Term Facility), (b) in respect of any Incremental Term Facility that is a separate tranche of Term Commitments and Term Loans, with respect to any Incremental Term Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by such Incremental Term Lender’s Incremental Term Commitment at such time, (c) in respect of the Initial Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time (including any Incremental Revolving Credit Commitments that increase the Revolving Credit Commitments under the Initial Revolving Credit Facility), and (d) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Credit Commitments and Revolving Credit Loans, with respect to any Incremental Revolving Credit Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Revolving Credit Facility represented by such Incremental Revolving Credit Lender’s Incremental Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of a Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of such Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 (or, in the case of any Incremental Lender, on Schedule I to the applicable Incremental Supplement, if any) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means:

(a) (i) initially, in respect of the Initial Term Facility and the Initial Revolving Credit Facility, 2.50% per annum for ABR Loans and 3.50% per annum for Term Benchmark Loans and RFR Loans, and (ii) following the delivery of the Compliance Certificate for the first full fiscal quarter of the Company following the Effective Date, as determined by the Company’s Total Leverage Ratio, as follows:

Level	Total Leverage Ratio	Initial Revolving Credit Facility and Initial Term Facility
		Term Benchmark Loans Applicable Rate	RFR Loans Applicable Rate	ABR Loans Applicable Rate
Level 3	Greater than or equal to 5.00:1.00	3.50%	3.50%	2.50%
Level 2	Greater than or equal to 4.00:1.00 but less than 5.00:1.00	3.00%	3.00%	2.00%
Level 1	Less than 4.00:1.00	2.50%	2.50%	1.50%

and

(b) in respect of any Incremental Facility, the percentages per annum for ABR Loans, for Term Benchmark Loans and for RFR Loans that are agreed by the Company and the applicable Incremental Lenders and specified in the applicable Incremental Supplement with respect to such Incremental Facility.

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 7.01(d) of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Level 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the Compliance Certificate required pursuant to Section 7.01(d) during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the applicable Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Initial Term Facility, Initial Revolving Credit Facility or an Incremental Facility, if any, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Revolving Credit Loan or an Incremental Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Electronic Platform” has the meaning specified in Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arena” means the Madison Square Garden Arena.

“Arena License Agreement” means, with respect to the New York Knicks and the New York Rangers, each written license agreement made between an Arena Subsidiary, on the one hand, and such team, on the other hand, pursuant to which such team plays its home games at the Arena, including the Knicks Arena License Agreement and the Rangers Arena License Agreement.

“Arena Subsidiary” has the meaning specified in the definition of “Excluded Asset”.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means (a) in respect of the Initial Revolving Credit Facility, the period from and including the Effective Date to the earliest of (i) the Maturity Date for the Initial Revolving Credit

Facility, (ii) the date of termination of the Revolving Credit Commitments under the Initial Revolving Credit Facility pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under the Initial Revolving Credit Facility pursuant to Section 8.02, and (b) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Credit Commitments and Revolving Credit Loans, the period from and including the applicable Incremental Closing Date to the earliest of (i) the Maturity Date for such Incremental Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments under such Incremental Revolving Credit Facility pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Incremental Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under such Incremental Revolving Credit Facility pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“BCE” means Boston Calling Events LLC, a Delaware limited liability company, and each of its Subsidiaries.

“Benchmark” means, initially, with respect to any (a) Term Benchmark Loan, the Term SOFR and (b) RFR Loan, the Daily Simple SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the Adjusted Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable

Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities in the United States at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing or an Incremental Borrowing, if any, as the context may require.

“Business” has the meaning specified in Section 7.19.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and at any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, and (b) in relation to Loans referencing the Adjusted Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR, any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company as capital expenditures for such period prepared in accordance with GAAP and (b) Capitalized Lease Obligations incurred by the Company and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Cash Proceeds of any event described in Sections 2.05(b)(i) or (b)(ii), (ii) made by the Company or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Company or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, and (iii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Company or any Restricted Subsidiary.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. Notwithstanding the foregoing or any other provision contained in this Credit Agreement or in any Loan Document, for purposes of this definition, GAAP shall mean GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) marketable, direct obligations of the United States of America or United States government agencies;

(b) bonds, notes and/or commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America;

(c) fully collateralized repurchase agreements in such amounts and with such financial institutions, as the Company may select from time to time;

(d) bank deposits, certificates of deposit, banker’s acceptances and time deposits, which are issued by any Lender or by a United States national or state bank or foreign bank;

(e) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act; and

(f) privately placed funds with at least a AAA or Aaa rating by S&P or Moody’s, respectively, which have investment objectives that include maintaining a stable net asset value, and which are otherwise managed according to the same investment objectives as funds regulated under SEC Rule 2a-7.

provided that, such Investments will be measured as of the date the Investment is acquired with the maximum maturity of any individual investment not exceeding 24 months, and a maximum portfolio average maturity of 12 months; provided further, that such Investments will also bear at least two credit ratings, including (i) for commercial paper, minimum ratings of “A2” by S&P and “P2” by Moody’s, (ii) for longer term bonds and notes, average long-term equivalent ratings of “A+” by S&P and “A1” by Moody’s for the portfolio of this investment class, (iii) for repurchase agreements, bank deposits, certificates of deposit, banker’s acceptances and time deposits, a minimum rating of “BBB” by S&P and “Baa” by Moody’s is required, unless, with respect to U.S. bank deposits and U.S. certificates of deposit, the amount invested is less than $250,000. To the extent that S&P or Moody’s credit ratings for such instruments are not available, equivalent credit ratings from Fitch Ratings, Inc. are acceptable.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (i) is the Administrative Agent, the Lead Arranger or an Affiliate of any of the foregoing, (ii) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (iii) is a Lender or an Affiliate of a Lender as of the Effective Date and is a party to a Cash Management Agreement with a Loan Party on the Effective Date, in each case in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary herein, it is understood and agreed that any changes resulting from requests, rules, guidelines or directives (x) issued under, or in connection with, the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Credit Agreement, be deemed to be adopted subsequent to the Effective Date.

“Change of Control” means an event or series of events by which:

(a) (i) Dolan Family Interests or (ii) Persons Controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as, in the case of this clause (ii), no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Dolan Family Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) of the Equity Interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Effective Date) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of the Company having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors or similar governing entity of the Company;

(b) the Parent shall cease to own (free and clear of all Liens (other than non-consensual Permitted Liens)), directly or indirectly, 100% of the Equity Interests of the Company; or

(c) the adoption by the stockholders of Parent or the Company of a plan or proposal for the liquidation or dissolution of Parent or the Company.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans and (b) any Commitment, refers to whether such Commitment is a Term Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment or any commitment to provide Incremental Term Loans, Incremental Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans pursuant to any Incremental Term Supplement, Incremental Revolving Credit Supplement, Refinancing Amendment or Extension Amendment, respectively.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties and for the avoidance of doubt, shall exclude all Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, each Intellectual Property Security Agreement, and each of the collateral assignments, Security Agreement Supplements, Mortgages, each Deposit Account Control Agreement, security agreements, pledge agreements or other similar agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a Committed Revolving Loan Notice or a Committed Term Loan Notice, as the context may require.

“Committed Revolving Loan Notice” means an irrevocable notice of (a) a Revolving Credit Borrowing (including an Incremental Revolving Credit Borrowing), (b) a conversion of Revolving Credit

Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Committed Term Loan Notice” means an irrevocable notice of (a) a Term Borrowing (including an Incremental Term Borrowing), (b) a conversion of Term Loans from one Type to another, or (c) a continuation of Term Benchmark Loans pursuant to Section 2.02(a), which, if in writing, shall be in substantially in the form of Exhibit A-2.

“Commitment” means a Term Loan Commitment, a Revolving Credit Commitment, a Letter of Credit Commitment, any Incremental Term Loan Commitment or any Incremental Revolving Credit Commitment as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Fee Percentage” means (a) initially 0.50% per annum and (b) following the delivery of the Compliance Certificate for the first full fiscal quarter of the Company following the Effective Date, as determined by the Company’s Total Leverage Ratio, as follows:

Level	Total Leverage Ratio	Commitment Fee Percentage
Level 3	Greater than or equal to 5.00:1.00	0.50%
Level 2	Greater than or equal to 4.00:1.00 but less than 5.00:1.00	0.40%
Level 1	Less than 4.00:1.00	0.30%

For purposes of the foregoing, each change in the Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 7.01(d) of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Level 3 at the option of the Administrative Agent or at the request of the Required Revolver Lenders if the Company fails to deliver the Compliance Certificate required pursuant to Section 7.01(d) during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the preamble to this Credit Agreement.

“Company Materials” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.02, including through an Approved Electronic Platform.

“Compliance Certificate” means a certificate of a Responsible Officer of the Company in substantially the form of Exhibit C.

“Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount, without duplication, of all Indebtedness of the Company and any Restricted Subsidiary that would be reflected as debt on a consolidated balance sheet of the Company prepared in accordance with GAAP as of such date of determination.

“Consolidated Net Income” means, as of any date of determination and with respect to any Person, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Indebtedness of the Company and any Restricted Subsidiary that is secured by a Lien on the assets of the Company or any Restricted Subsidiary that is not a junior Lien or subordinated to the Liens in favor of the Secured Parties hereunder.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.23.

“Credit Agreement” has the meaning specified in the preamble to this Credit Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, or (b) an L/C Credit Extension.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debt Instruments” means, collectively, the respective notes and debentures evidencing, and indentures and other agreements governing, any Indebtedness.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Operating Income for the most recently completed Measurement Period, less any cash expenditures by the Company and the Restricted Subsidiaries in such Measurement Period related to the vesting of share-based compensation, to (b) Debt Service Requirements for the most recently completed Measurement Period; provided that (x) for purposes of calculating the Debt Service Coverage Ratio as of December 31, 2022 to determine compliance with Section 7.30, the “Measurement Period” shall be deemed to be the period of two consecutive fiscal quarters of the Company then most recently ended for which financial statements are required to have been delivered by the Company pursuant to Section 7.01 and (y) for purposes of the Debt Service Coverage Ratio as of March 31, 2023 to determine compliance with Section 7.30, the “Measurement Period” shall be deemed to be the period of three consecutive fiscal quarters of the Company then most recently ended for which financial statements are required to have been delivered by the Company pursuant to Section 7.01.

“Debt Service Requirements” means, for any period, the sum, without duplication, of (a) Net Interest Expense for such period, (b) scheduled principal payments in respect of Long-Term Indebtedness of the Company and the Restricted Subsidiaries (excluding any payments due at maturity) and (c) the aggregate amount of interest payments on Capitalized Lease Obligations, determined in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, made by the Company and the Restricted Subsidiaries during such period. For purposes of this definition, interest on any Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (x) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (a) the Alternate Base Rate plus (b) the Applicable Rate, if any, applicable to ABR Loans plus (c) 2% per annum; provided, however, that with respect to any overdue principal on a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (y) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any

L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be made by the Administrative Agent in its reasonable discretion acting in good faith, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each L/C Issuer and each Lender.

“Deposit Account” means any “deposit account,” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, a customary “springing control” deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent that (a) is entered into among Administrative Agent, the financial institution or other Person at which such Deposit Account is maintained and the Loan Party maintaining such Deposit Account, and (b) is effective for Administrative Agent to obtain “control” (within the meaning of Article 9 of the UCC) (or the equivalent under any other applicable law) of such Deposit Account.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Company in good faith) of non-cash consideration received by the Company or any of its Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of an authorized officer of the Company minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition (including any sale and leaseback transaction) of any asset (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) dispositions of property, whether now owned or hereafter acquired, that is obsolete, worn out, damaged, surplus or otherwise no longer used or useful in the ordinary course of business, (ii) dispositions of inventory (including advertising, sponsorship, tickets, air time, signage and similar items) in the ordinary course of business, (iii) dispositions of cash and Cash Equivalents in the ordinary course of business and the conversion of cash into Cash Equivalents and Cash Equivalents into cash, (iv) dispositions of property by any Subsidiary to the Company or to a Restricted Subsidiary (provided that in the case of this clause (iv) if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party), (v) sales or other dispositions without recourse and in the ordinary course of business of overdue accounts receivable of financially troubled debtors in connection with the compromise or collection thereof, (vi) the licensing or sublicensing of intellectual property rights on a non-exclusive basis, (vii) the settlement of tort or other litigation claims in the ordinary course of business or determined by the board of directors or similar governing entity to be fair and reasonable in light of the circumstances, (viii) charitable contributions in amounts that in the aggregate are not material to the Company and the Restricted Subsidiaries taken as a whole, (ix) leases or licenses of space in the ordinary course of business that are not material to the Business taken as a whole, (x) the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition of property involving property or assets having a fair market value of less than $5,000,000 in a single transaction or a series of related transactions and (xi) the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition of assets in the ordinary course of business.

“Dolan” means Charles F. Dolan.

“Dolan Family Interests” means (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of such Person or Persons and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Interest Controlled Person” has the meaning specified in the definition of “Change of Control”.

“Dolan Family Members” means Dolan, his spouse, his descendants by birth or adoption (including any stepchildren of his descendants) and any spouse of any of such descendants.

“Dollars” and “$” means lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Lichtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” has the meaning specified in Section 10.06(b)(iii)(A); provided that, notwithstanding the foregoing, the term “Eligible Assignee” shall, solely with respect to an assignment of any Incremental Term Loan, include the Company, any Affiliated Lender or any of the Company’s Subsidiaries, provided, that:

(a) none of the Company, any Affiliated Lender or any of the Company’s Subsidiaries holding Incremental Term Loans shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or any Lenders to which representatives of the Company are not then present, or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Company or its representatives;

(b) notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to clause (c) below, any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and (x) all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and (y) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

(c) notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, each Affiliated Lender, by its purchase of any Term Loans, hereby agrees that if a proceeding under any Debtor Relief Laws shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs, provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders;

(d) any purchase of Term Loans by the Company or any of its Subsidiaries shall (i) be effected by an offer to purchase Term Loans pro rata from each Term Lender under the applicable Term Facility in a manner reasonably acceptable to the Administrative Agent, (ii) result in such Term Loans being immediately retired upon such assignment, and (iii) not be funded with a borrowing of Revolving Credit Loans; and

(e) the aggregate principal amount of all Term Loans under any Term Facility purchased by assignment pursuant to Section 10.06 and held at any one time by all Affiliated Lenders shall not exceed 10% of the aggregate outstanding principal amount of all Term Loans under such Term Facility.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, when used with respect to a Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Company is a member.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events described in Section 8.01.

“Event of Loss” means, with respect to any property of the Company or a Restricted Subsidiary, (a) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (b) the destruction or damage of a material portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 180 days after the occurrence of such destruction or damage, (c) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (d) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excess Liquidity” means, on the Closing Date, an amount equal to (a) Liquidity minus (b) the Minimum Liquidity Level.

“Excluded Accounts” means deposit or securities accounts maintained solely as tax accounts, payroll accounts, escrow accounts, trust accounts, operational disbursements accounts, petty cash accounts or flexible spending and other benefits and healthcare accounts (including healthcare claims funding accounts).

“Excluded Asset” means any and all of the following: (i) those assets set forth on Schedule 1.01(a), (ii) [reserved], (iii) assets to the extent the consent of any League is required for the granting of a security interest therein or to the extent that the granting of a security interest therein is prohibited by League Rules or any Contractual Obligation with any League existing on the Effective Date, (iv) the Leases with respect to the Arena, Radio City Music Hall and the Beacon Theatre and any other Leases to the extent that such Leases require the consent of the lessor or any third party for the granting of a secured interest therein, (v) motor vehicles and other assets subject to certificates of title, (vi) assets consisting of contract rights pursuant to contracts containing enforceable restrictions on the granting of security interests therein except to the extent such restrictions are rendered ineffective under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law, (vii) voting stock of or other equity interests (A) in excess of 65% of the voting stock or other equity interests held by the Company or Guarantors in first tier Foreign Subsidiaries, (B) in non-wholly owned subsidiaries if the pledge of such stock or equity interest is prohibited by agreement, organizational documents or applicable law or regulation, (C) in excess of 49% of the voting stock or other equity interests in Radio City Productions LLC and MSG Beacon, LLC, (D) in Excluded Subsidiaries, (E) in MSG Arena Holdings, LLC, (F) in MSG Arena, LLC, (G) in any other Subsidiary of the Company that is formed after the Effective Date for the primary purpose of holding direct ownership interests in the Arena (or indirect ownership interests, so long as the primary purpose of such indirect owner is to hold ownership interests in the direct owner of the Arena) and whose assets primarily consist of ownership interests in the Arena (each of MSG Arena Holdings, LLC, MSG Arena, LLC and any Subsidiary described in this clause (G), an “Arena Subsidiary”), (H) in BCE or (I) in MSG BCE, LLC, (viii) the Arena License Agreements, (ix) Excluded Accounts, (x) Real Property, other than fee owned Real Property, (xi) assets if the granting or perfecting of a security interest in such assets would violate any applicable law, (xii) any assets purchased with the proceeds of purchase money Indebtedness or Capitalized Lease Obligations incurred pursuant to Section 7.14(j) if the granting or perfecting of a security interest in such assets is prohibited by the terms of such purchase money Indebtedness or Capitalized Lease Obligations, (xiii) any intent-to-use trademark application filed in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office, and solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, any such application or registration that issues from such intent-to-use application under United States law and (xiv) those assets as to which the Administrative Agent and the Company agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Indebtedness” has the meaning specified in Section 8.01(e).

“Excluded Subsidiary” means (a) any Foreign Subsidiary or any Subsidiary that is held directly or indirectly by a Foreign Subsidiary, (b) any Subsidiary that is prohibited or restricted by applicable Law or the League Rules from providing a Guaranty or by a binding contractual obligation existing on the Effective Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guaranty (provided that such contractual obligation is not entered into by the Company or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained, (c) any special purpose securitization vehicle (or similar entity), (d) any Subsidiary that is a not-for-profit organization, (e) any Captive Insurance Subsidiary, (f) BCE and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent in consultation with the Company (confirmed in writing by notice to the Company), the cost or other consequences (including any material adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) any Taxes imposed on or measured by its overall net income (however denominated), branch profits taxes, and franchise taxes imposed on it, (i) as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Tax imposed pursuant to FATCA, (c) in the case of a Foreign Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to a law in effect at the time (i) such Foreign Lender becomes a party hereto (other than pursuant to an assignment request by the Company under Section 10.12) or (ii) such Foreign Lender designates a new Lending Office, except in each case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 3.01(a) and (d) any Taxes attributable to the failure or inability of the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder to comply with Section 3.01(f).

“Existing Credit Agreement” means the Credit Agreement, dated as November 12, 2020 (as amended, supplemented or otherwise modified from time to time), among the Company, as the borrower, the lenders party thereto, and JPMorgan, as the administrative agent.

“Existing Credit Agreement Refinancing” means payment in full of all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, including the termination of all commitments thereunder and discharge or release of all Guarantees and Liens thereunder.

“Existing Letters of Credit” means those certain letters of credit, issued prior to the Effective Date, in effect on the Effective Date, and listed on Schedule 1.01(b).

“Existing Maturity Date” has the meaning specified in Section 2.17(a).

“Extended Facility” has the meaning specified in Section 2.17(a).

“Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Facility” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Loan” means any Revolving Credit Loan made pursuant to an Extended Revolving Credit Facility.

“Extended Term Facility” has the meaning specified in Section 2.17(a).

“Extended Term Loan” means any Term Loan made pursuant to an Extended Term Facility.

“Extending Lender” has the meaning specified in Section 2.17(b).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(e).

“Extension Request” means a written request from the Company to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.17.

“Facility” means any Term Facility, any Revolving Credit Facility or any Incremental Facility, if any, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the Federal Funds Effective Rate; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for all purposes hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, each letter agreement made between the Company and the Administrative Agent, the Lead Arranger or a Lender for the payment of fees in connection with this Credit Agreement.

“Financial Covenants” means the covenants contained in Sections 7.29, 7.30 and 7.31.

“Fixed Amounts” has the meaning specified in Section 1.06.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR and the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (i) any Subsidiary that is not a United States Person and (ii) any Subsidiary of an entity that is a Foreign Subsidiary under clause (i) of this definition.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Responsible Officer of the Company)). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Parent and each Subsidiary Guarantor.

“Guaranty” means the Guaranty made by the Guarantors under Article IV in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedge Bank” means any Person that (i) is the Administrative Agent, the Lead Arranger or an Affiliate of any of the foregoing, (ii) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender or (iii) is a Lender or an Affiliate of a Lender as of the Effective Date and is a party to Secured Hedge Agreement with a Loan Party on the Effective Date, in each case in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incremental Borrowing” means an Incremental Term Borrowing or an Incremental Revolving Credit Borrowing, as the context may require.

“Incremental Closing Date” means, with respect to any Incremental Facility, the first date all of the conditions precedent set forth in the Incremental Supplement applicable to such Incremental Facility are satisfied or waived in accordance with Section 10.01.

“Incremental Equivalent Debt” means Indebtedness in an amount not to exceed the then available Incremental Facility Limit incurred by the Company or any Subsidiary Guarantor consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise), commitments under a revolving credit facility or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a customary “equal priority” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (provided that in the case of Incremental Equivalent Debt in the form of a revolving credit facility secured by the Collateral on a pari passu basis with the Obligations, such intercreditor agreement shall provide that the Administrative Agent shall be the controlling representative for purposes of enforcement of collateral, subject to customary provisions permitting control to shift to non-controlling representatives after a period to be agreed of not less than 120 days if the relevant event of default remains outstanding and no enforcement action is being diligently pursued); provided that, (i) in the case of Incremental Equivalent Debt consisting of revolving facilities (A) (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations or that is unsecured, such Indebtedness does not mature on or prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, 91 days after the maturity date of the Initial Revolving Credit Loans and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, such Indebtedness does not mature on or prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the maturity date of the Initial Revolving Credit Loans and (B) in the case of Incremental Equivalent Debt consisting of term loans (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations or that is unsecured, the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, 91 days after that of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term Loans, as applicable, and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, that of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term Loans, as applicable; provided, that for purposes of this clause (i), with respect to maturity for bridge facilities, such maturity may be earlier than that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, if such maturity is automatically extended upon the initial maturity date to a date not earlier than the maturity date of the Initial Revolving Credit Loans and Initial Term Loans, as applicable (or 91 days after that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, in the case of any bridge facility secured on a junior basis to the Obligations or that is unsecured) pursuant to customary extension rollover provisions (including by conversion or exchange)), (ii) such Indebtedness reflects market terms at the time of incurrence or issuance as determined by the Company and the lenders or financing sources providing such financing (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, such financial maintenance covenant shall also be added for the benefit of the Loans and any Incremental Loans existing at such time), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not (or does not become) the Company or a Guarantor under the Facility and (iv) if secured, shall only be secured by the Collateral and the proceeds of such indebtedness.

“Incremental Facility” means an Incremental Term Facility or an Incremental Revolving Credit Facility, as the context may require.

“Incremental Facility Limit” means an amount equal to the sum of (a) $75,000,000 less the aggregate outstanding principal amount of all Incremental Equivalent Debt issued and/or incurred in reliance on this clause (a) plus (b) (i) all voluntary prepayments of the Initial Term Facility (including, in the case of loan buy-backs permitted hereunder that are offered to all Lenders of the applicable class on a pro rata basis, the actual purchase price paid in cash pursuant to such buy-backs), any Incremental Term Facility secured on a pari passu basis with the Initial Term Facility and any Incremental Equivalent Debt secured on a pari passu basis with the Initial Term Facility (including voluntary prepayments made at a discount to par) and (ii) voluntary and permanent commitment reductions of the Initial Revolving Credit Facility and any revolving credit facility secured on a pari passu basis with the Initial Revolving Credit Facility prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of Long-Term Indebtedness) plus (c) an additional amount such that, after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under clauses (a) or (b) above) and after giving pro forma effect to any acquisition or Investment consummated in connection therewith or any other appropriate pro forma adjustments, (I) in the case of an Incremental Facility or Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations, the Senior Secured Leverage Ratio on a pro forma basis is equal to or less than 3.50:1.00 and (II) in the case of an Incremental Facility or Incremental Equivalent Debt that is unsecured or secured on a junior basis to the Obligations, the Total Leverage Ratio on a pro forma basis is equal to or less than 4.00:1.00; provided that, compliance with the preceding clause (c) shall be determined (A) assuming that the full amounts of all revolving credit facilities (including any then-existing credit facilities) have all been fully drawn, (B) utilizing the financial statements most recently delivered or deemed delivered pursuant to Section 7.01, (C) giving full pro forma effect to (1) all Specified Transactions (as provided in such definition) that have occurred since the last day of the most recently completed Measurement Period for which financial statements have been delivered or deemed delivered pursuant to Section 7.01 (including, for the avoidance of doubt, but without duplication, any acquisitions constituting Specified Transactions that are to be consummated contemporaneously with the closing of, and using the proceeds of, such proposed Incremental Facility or Incremental Equivalent Debt, as the case may be), and (2) the application of the proceeds of the proposed Incremental Facility or Incremental Equivalent Debt, as the case may be, and (D) otherwise in accordance with the applicable definitions therein); provided, further, that any amounts incurred pursuant to clause (c) hereof (including through reclassification) and subsequently repaid shall not be included in the calculation of clause (b) above.

“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Credit Lender, as the context may require.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Credit Loan, as the context may require.

“Incremental Revolving Credit Borrowing” means a borrowing consisting of simultaneous Incremental Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Incremental Revolving Credit Lenders pursuant to Section 2 of any Incremental Revolving Credit Supplement.

“Incremental Revolving Credit Commitment” means, subject to the terms and conditions of Section 2.15 as to each Incremental Revolving Credit Lender, its obligation to make Incremental Revolving Credit Loans to the Company pursuant to Section 2 of the applicable Incremental Revolving Credit Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Incremental Supplement under the caption “Incremental Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.15(a).

“Incremental Revolving Credit Lender” means at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has Incremental Revolving Credit Commitments at such time, and (b) at any time after the applicable Incremental Closing Date, any Lender that holds Incremental Revolving Credit Commitments and/or Incremental Revolving Credit Loans at such time.

“Incremental Revolving Credit Loan” means an advance made by any Incremental Revolving Credit Lender under an Incremental Revolving Credit Facility.

“Incremental Revolving Credit Note” means a promissory note made by the Company in favor of an Incremental Revolving Credit Lender, evidencing Incremental Revolving Credit Loans made by such Incremental Revolving Credit Lender, substantially in the form of Exhibit B-2.

“Incremental Revolving Credit Supplement” has the meaning specified in Section 2.15(b).

“Incremental Supplement” means an Incremental Term Supplement or an Incremental Revolving Credit Supplement, as the context may require.

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the applicable Incremental Term Lenders pursuant to Section 2 of any Incremental Term Supplement.

“Incremental Term Commitment” means, subject to the terms and conditions of Section 2.15 as to each Incremental Term Lender, its obligation to make Incremental Term Loans to the Company on the applicable Incremental Closing Date, pursuant to Section 2 of the applicable Incremental Term Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Incremental Term Lender’s name on Schedule I to such Incremental Term Supplement under the caption “Incremental Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Incremental Term Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Lender” means at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has an Incremental Term Commitment at such time and (b) after the applicable Incremental Closing Date, any Lender that holds Incremental Term Loans at such time.

“Incremental Term Loan” means an advance made by any Incremental Term Lender under an Incremental Term Facility.

“Incremental Term Loan Note” means a promissory note made by the Company in favor of an Incremental Term Lender, evidencing Incremental Term Loans made by such Incremental Term Lender, substantially in the form of Exhibit B-4.

“Incremental Term Supplement” has the meaning specified in Section 2.15(b).

“Incurrence-Based Amounts” has the meaning specified in Section 1.06.

“Indebtedness” means, as to any Person, Capitalized Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services in respect of which such Person is the purchaser (other than (a) any earn-out obligation or similar payment until such obligation has become a non-contingent liability on the balance sheet of such Person, (b) accruals for payroll, retirement obligations, workers compensation and other liabilities accrued in the ordinary course of business and (c) any purchase price holdback in the ordinary course of business, until such obligation has become a non-contingent liability on the balance sheet of such Person), other than accounts payable (other than for borrowed money) incurred in the ordinary course of business of such Person. Without limiting the generality of the foregoing, for the avoidance of doubt, (a) such term shall include (1) all obligations of such Person under Swap Contracts (the amount of which shall be deemed to be the Swap Termination Value thereof), (2) all Indebtedness of others Guaranteed by such Person, (3) all Indebtedness for borrowed money of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, which, in each case, shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby, (4) all unreimbursed obligations of such Person as an account party in respect of drawn letters of credit and letters of guaranty, (5) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (6) the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (b) such term shall exclude (1) deferred revenue (including advance ticket sales), (2) obligations to make or pay advances, deposits or deferred compensation to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing and (3) obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.20.

“Initial L/C Issuer” has the meaning specified in the definition of “L/C Issuer.”

“Initial Facilities” means the Initial Revolving Credit Facility and the Initial Term Facility.

“Initial Revolving Credit Facility” means, initially, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments on the Effective Date, and hereafter on any date of determination, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders on such date.

“Initial Revolving Credit Loans” means the Revolving Credit Loans made under the Initial Revolving Credit Facility.

“Initial Term Facility” means, initially, the aggregate amount of the Term Lenders’ Term Commitments on the Effective Date, and hereafter on any date of determination, the aggregate principal amount of the Term Loans made on the Effective Date outstanding on such date.

“Initial Term Loans” means the Term Loans made under the Initial Term Facility.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the Effective Date, duly executed by each Loan Party and the Administrative Agent.

“Intellectual Property Security Agreement Supplement” has the meaning specified in Section 13(b) of the Security Agreement.

“Interest Payment Date” means, (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any RFR Loan, each day that is on the numerically corresponding day in each calendar month that is three months after the date of such Borrowing (or, if there is no such numerically corresponding date in such month, then the last day of such month) and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in the relevant Borrowing Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” has the meaning specified in Section 7.17.

“ISP” means the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Company or any Subsidiary or in favor of any L/C Issuer and relating to any such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Knicks Arena License Agreement” means the Arena License Agreement, dated as of April 15, 2020, between MSG Arena, LLC and New York Knicks, LLC, as amended, restated, modified, renewed or replaced from time to time in a manner not prohibited by this Agreement.

“Labor Dispute” means any strike, lockout, work stoppage, or other similar action involving any labor organization representing any employees of the Company or any Restricted Subsidiary. For the avoidance of doubt, “Labor Dispute” does not include any individual disputes with employees of the Company or any Restricted Subsidiary or any agents for such employees.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or Revolving Credit Loan.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan, Bank of America, N.A. and U.S. Bank National Association (each, an “Initial L/C Issuer”), any Eligible Assignee to which a portion of the Letter of Credit Commitment under this Credit Agreement has been assigned pursuant to Section 10.06, or any other Lender that is a bank and that agrees to act as an L/C Issuer hereunder, so long as (1) such Initial L/C Issuer, Eligible Assignee or other Lender is not a Defaulting Lender, and (2) such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as an L/C Issuer and notifies the Administrative Agent of its Letter of Credit Commitment and Lending Office, for so long as such Initial L/C Issuer, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning specified in Section 1.10.

“LCT Test Date” has the meaning specified in Section 1.10.

“Lead Arranger” means JPMorgan, acting in its capacity as lead arranger and book runner.

“League” means (a) an organization governing, administering or regulating the participation of teams or participants in any professional sport, including the National Basketball Association, the National Hockey League and the Women’s National Basketball Association and any minor league teams associated therewith, including, in each case, the Commissioner, management council, executive committee or similar governing body of each such organization and (b) any entity through which each such organization conducts business or that may be formed generally by the member clubs of such organization.

“League Rules” means (a) the constitution and by-laws of each League, (b) the governing documents of each League, (c) all present and future rules, regulations, interpretations, memoranda, procedures, resolutions, directives, policies and guidelines of each League, (d) any agreements and arrangements to which the Company or any of its Subsidiaries is (or after the Effective Date may become) subject or by which it or its assets are (or may become) bound with or in favor of any League, (e) any agreements and arrangements to which any League’s teams generally are (or after the Effective Date may become) subject or by which they or their assets are (or may become) bound, in each case as such agreements or arrangements may be amended or adopted from time to time and including the custom and practice thereunder, including, but not limited to, League Rules relating to membership relocation, indebtedness and ownership transfers, territorial rights and limitations, the telecast or broadcast, by over-the-air television, non-broadcast television, radio or any other means, whether on a local, regional, national or international basis, of team games and the use of League or team logos, names or other intellectual property and (f) any conditions that the League may impose with respect to transactions in which any League’s teams may engage.

“League-Wide Labor Controversy” means any strike, lock-out or other labor controversy affecting any entire League involving teams with respect to which the Company or any Restricted Subsidiaries has one or more Arena License Agreements.

“Leases” means those leases and subleases pursuant to which any of the Loan Parties has been granted or holds the right to use or occupy Real Property demised thereunder, together with all amendments, modifications, extensions, renewals and restatements thereof and agreements related thereto.

“Lender Model” means the Company’s financial model dated May 27, 2022.

“Lenders” means the banks or other financial institutions which are parties hereto, as well as any Persons that become a “Lender” hereunder pursuant to Section 10.06 and, as the context requires, includes any Incremental Lender, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, and shall include any Existing Letter of Credit (which shall be deemed issued hereunder on the Effective Date). A Letter of Credit may be a Trade Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer, (a) the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the caption “Letter of Credit Commitment” or (b) if such L/C Issuer has entered into one or more Assignment and Assumptions, the amount set forth for such L/C Issuer in the Register as such L/C Issuer’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.06(a); provided that if any L/C Issuer shall become a Defaulting Lender, the Company may use its commercially reasonable efforts to reallocate the Letter of Credit Commitment of such Defaulting Lender among other Lenders; provided, further that if, after 20 Business Days of the Company attempting to reallocate such Letter of Credit Commitments (or such longer period as the Company may decide in its sole discretion), the Letter of Credit Commitments of such Defaulting Lender have not been fully reallocated among other Lenders, then at the option of the Company (which shall be exercised by a written notice thereof to the Administrative Agent), the Letter of Credit Commitment of each other L/C Issuer (but excluding any L/C Issuer who shall have only become an L/C Issuer as a result of the Company’s reallocation efforts) that is not a Defaulting Lender shall be increased by a pro rata amount of the remaining unallocated amount of such Defaulted Lender’s Letter of Credit Commitment, such that the aggregate Letter of Credit Commitments are not reduced as a result thereof, or the Company shall be permitted to replace such L/C Issuer in accordance with Section 10.12.

“Letter of Credit Expiration Date” means (a) initially, the day that is seven days prior to the Maturity Date then in effect for the Initial Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) and (b) after the consummation of any Incremental Revolving Credit Facility with a Maturity Date that is later than the Maturity Date of the Initial Revolving Credit Facility, if an Incremental Revolving Credit Lender thereunder agrees to be an L/C Issuer and issue a Letter of Credit with a Letter of Credit Expiration Date that is the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day) with the latest Maturity Date, the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day) with the latest Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the L/C Issuers’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.06(a). The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Liens” has the meaning specified in Section 7.16.

“Limited Condition Transaction” means (i) an acquisition or any investment by any Loan Party of any assets, business or Person permitted to be acquired by such Loan Party under the terms of this Credit Agreement, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Liquidity” means at any time the sum of (x) unrestricted cash and Cash Equivalents (including cash supporting deferred revenue or collections due to promoters) of the Company and the Subsidiary Guarantors, and (y) the aggregate amount then available to be drawn under any Revolving Credit Facility, in each case, at such time.

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Term Loan or a Revolving Credit Loan (including Incremental Loans, if any).

“Loan Documents” means, collectively, (a) this Credit Agreement, (b) the Parent Negative Pledge Agreement, (c) the Notes, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, (g) each Incremental Supplement, if any, and (h) solely for purposes of the Collateral Documents (including in the term “Obligations” as used in the definition of “Secured Obligations” in the Security Agreement and in the Intellectual Property Security Agreement) and Article IV hereof, each Secured Hedge Agreement and each Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Company and each Guarantor.

“Long-Term Indebtedness” means any Indebtedness for borrowed money (excluding Indebtedness permitted by clause (e) of Section 7.14) that, in accordance with GAAP, is not a current liability.

“Mandatory Prepayment Disposition” has the meaning specified in Section 2.05(b)(i).

“Margin Stock” means “margin stock” as defined in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Master Subordinated Intercompany Note” means an intercompany note substantially in the form of Exhibit F.

“Material Adverse Effect” means a materially adverse effect upon (a) the property, business, assets, condition (financial or otherwise), liabilities or operations of the Company and the Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (b) the Facility or Collateral (with respect to clauses (a) and (b), other than changes resulting from industry wide developments affecting companies in similar businesses that do not have a disproportionate impact on the Company and the Restricted Subsidiaries or changes resulting from a League-Wide Labor Controversy; provided that any League-Wide Labor Controversy shall not, in and of itself, be deemed to constitute a Material Adverse Effect), (c) the ability of the Company and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder, or (d) the legality, validity, binding nature or enforceability of this Credit Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by the Security Agreement.

“Maturity Date” means (a) with respect to the Initial Facilities, June 30, 2027, and (b) with respect to each Incremental Facility, the maturity date for such Incremental Facility set forth in the applicable Incremental Supplement (provided that the maturity date of any Incremental Facility shall be subject to the provisions of Section 2.15(b)).

“Maximum Rate” has the meaning specified in Section 10.08.

“Measurement Period” means, as of each date of determination, the period of four consecutive fiscal quarters of the Company, then most recently ended for which financial statements are required to have been delivered by the Company pursuant to Section 7.01.

“MIRE Event” shall mean if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including an Incremental Loans or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings or (ii) the making of any Loan).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property in such form as reasonably agreed between the Company and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means all Real Property identified on Schedule 1.01(c).

“MSG Entertainment Corp.” means Madison Square Garden Entertainment Corp., a Delaware corporation.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means proceeds received by the Company or any of the Restricted Subsidiaries in cash as and when received from (x) any Disposition or the incurrence or issuance of Indebtedness of the Company or any of the Restricted Subsidiaries, in each case after deduction of (i) the costs of selling, recovery or other transaction expenses payable by the Company or any of the Restricted Subsidiaries in connection with obtaining such proceeds (including banking, professional or other fees, commissions, discounts and expenses, transfer and similar taxes incurred in connection with such Disposition, incurrence or issuance, and the Company’s good faith reasonable estimate of any income, franchise, transfer or other tax liability and reserves for indemnification) arising from, such Disposition, incurrence or issuance and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any Indebtedness permitted under this Credit Agreement that is secured by the applicable asset and that is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such transaction (other than Indebtedness under the Loan Documents) or (y) any casualty insurance or condemnation awards with respect to an Event of Loss, after deduction of (i) the costs of obtaining such award with respect to an Event of Loss (including fees and costs of experts, consultants and/or attorneys), and any income, franchise, transfer or other tax liability arising therefrom and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any Indebtedness permitted under this Credit Agreement that is secured by the applicable assets and is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such Event of Loss (other than Indebtedness under the Loan Documents). If any amount payable to the Company or any such Restricted Subsidiary in respect of any such incurrence or issuance shall be or become evidenced by any promissory note or other negotiable or non-negotiable instrument, the cash proceeds received on any such note or instrument shall constitute Net Cash Proceeds as and when received.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“Net Interest Expense” means, for any Measurement Period, the sum of (a)(i) all interest expense in connection with (x) borrowed money (including capitalized interest) or (y) the deferred purchase price of assets, and in each case to the extent treated as interest in accordance with GAAP during such Measurement Period (including all interest paid or payable with respect to discontinued operations only to the extent the revenues and expenses of such operations are included in the Adjusted Operating Income), of the Company and the Restricted Subsidiaries determined on a consolidated basis without duplication and in accordance with GAAP for the most recently completed Measurement Period plus (ii) any cash payments made during such period in respect of accrued interest payable in kind referred to in clause (b)(iii) below that was amortized or accrued in a previous period or in such Measurement Period (other than cash payments of accrued interest payable in kind in connection with the prepayment or repayment of all or a portion of the underlying indebtedness), minus (b)(i) all interest income (without taking into account any interest income arising from intercompany Indebtedness between or among the Company (as lender) and the Parent and/or its direct and indirect equityholders (as borrowers)) for such Measurement Period, plus (ii) to the extent included in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period or in such Measurement Period, plus (iii) to the extent included in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, in each case of the Company and the Restricted Subsidiaries determined on a consolidated basis without duplication and in accordance with GAAP; provided that (a) the upfront fees being paid to the Administrative Agent and Lenders on the Closing Date in connection with this Agreement and (b) the prepayment premium being paid in respect of the prepayment of the Existing Credit Agreement on the Closing Date, in each case, shall not be included in Net Interest Expense.

“New Subsidiary” means any Person which becomes a Subsidiary of the Company after the Effective Date.

“Non-Consenting Lender” means a Lender who does not agree to a consent, waiver or amendment to any provision of the Loan Documents if: (i) the Company or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.17(a).

“Non-Financial Entity” has the meaning specified in Section 10.06(b).

“Non-Required Consents” means the consent of any counterparty to a Contractual Obligation to the grant of a security interest in the agreement constituting the Contractual Obligation.

“Note” means a Term Loan Note, a Revolving Credit Note, an Incremental Term Loan Note, if any, or an Incremental Revolving Credit Note, if any, as the context may require.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations (but, with respect to any Guarantor at any time, excluding all Excluded Swap Obligations with respect to such Guarantor at such time), covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Restricted Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Letter of Credit Agreements” has the meaning specified in Section 2.01(c).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender, L/C Issuer or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent, Lender, L/C Issuer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary taxes, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means MSG Entertainment Group, LLC, a Delaware limited liability company, or any of its successors.

“Parent Negative Pledge Agreement” means that certain Negative Pledge Agreement, dated as of the Effective Date, made by and among the Parent and the Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment” has the meaning specified in Section 9.07(c).

“Payment Notice” has the meaning specified in Section 9.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) accounts receivable arising in the ordinary course of business, (c) [reserved], (d) any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), in each case, that is not a Disposition , (e) any Investment constituting a Permitted Parent Payment, (f) any Permitted Restricted Subsidiary Transaction, (g) Investments in existence as of the Effective Date and set forth on Schedule 6.15, (h) Investments received in settlement of overdue amounts or amounts owed by a Person that is insolvent or distributions in insolvency proceedings of any such Person or received by foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, (i) Investments consisting of advances, deposits or deferred compensation to (i) announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing, or (ii) holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property, (j) advances of payroll payments to employees in the ordinary course of business, (k) until the date of delivery to the Administrative Agent of the financial information with respect to the fiscal quarter ending December 31, 2022 required by Section 7.01(a) and the related Compliance Certificate, other Investments; provided that the aggregate amount of all such investments does not exceed $25,000,000, (l) Investments consisting of notes, other similar instruments or non-cash consideration received in connection with any disposition not prohibited by Section 7.24, and (m) (i) by the Company or any of the Subsidiary Guarantors in the Company or any other Subsidiary Guarantor; and (ii) by any of the Loan Parties in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of the Subsidiary Guarantors.

“Permitted Liens” means, with respect to any Person: (i) (A) pledges or deposits of cash to secure obligations of such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or (B) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or Leases to which such Person is a party, or (C) deposits of cash to secure public or statutory obligations of such Person or (D) deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which such Person is a party, or (E) deposits as security for contested taxes or import, customs or similar duties or for the payment of rent or royalties; (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, setoff and recoupment rights or other Liens arising out of judgments or awards against such Person which are not more than sixty (60) days past due or with respect to which such Person shall then be prosecuting appeal or other proceedings for review (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed); (iii) Liens for (x) Taxes (other than property taxes), assessments, charges or other governmental levies not overdue by more than 60 days or which if more than 60 days overdue, (1) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceeding (provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP) or (2) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $5,000,000, and (y) property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed); (iv) Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (v) minor survey exceptions, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties that are not violated by the current use and occupancy of such real properties or Liens which were not incurred in connection with Indebtedness or other extensions of credit and which do not materially impair the use of such properties in the operation of the business of such Person; (vi) Liens on cash created in the ordinary course of business and customary in the Business consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing; (vii) Liens on cash created in the ordinary course of business and customary in the Business consisting of obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property; (viii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, (ix) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 8.01(i), (x) normal and customary contractual rights of setoff upon deposits of cash or Liens relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions not securing Indebtedness, (xi) liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (xii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary, (xiii) Liens solely on cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder, (xiv) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Company or such Subsidiary, (xv) Liens securing insurance premiums financing arrangements, so long as such Liens are limited to the applicable unearned insurance premiums, (xvi) encumbrances and restrictions arising under League Rules or (xvii) Liens created in the ordinary course of business and customary in the relevant industry securing obligations of any of the Company and its Restricted Subsidiaries not to exceed, in the aggregate, the greater of (A) $12,000,000 and (B) 10% of Adjusted Operating Income for the most recently completed Measurement Period.

“Permitted Parent Payments” means payments to MSG Entertainment Corp. or the Parent or any other direct or indirect parent company of the Company (a) consisting of the issuance of common equity interests in the Company, (b) under customary intercompany tax sharing arrangements for payment, not to exceed the amount of taxes that would have been paid by the Company had the Company been a taxpayer (determined at the highest combined federal, state and local income tax rate applicable to an individual resident in New York City), (c) under ordinary course equity and other compensation incentive programs to employees and directors of the Company and its Subsidiaries or of any of the Company’s current or former Affiliates in the ordinary course of business (including cash expenditures related to the vesting of share-based compensation), (d) for ordinary course overhead of MSG Entertainment Corp. or the Parent or such other direct or indirect parent company (including office services charges and the salaries, bonuses and incentive and other compensation payable to officers and employees of MSG Entertainment Corp., the Parent or such other parent company), directors’ fees, transaction expenses and other out of pocket fees, costs, expenses and indemnities incurred by MSG Entertainment Corp., the Parent or such other parent company on behalf of or in managing the business of the Company and its Restricted Subsidiaries, or otherwise in connection with MSG Entertainment Corp.’s status as a public company or the status of MSG Entertainment Corp., the Parent or such other parent company as a parent holding company and (e) for cash payments in respect of withholding taxes payable in connection with grants and vesting under equity compensation programs; provided, however, that any payments made pursuant to clauses (c) and (d) shall be (I) used to pay expenses that are attributable to the Business, (II) allocated to the Business in a manner materially consistent with the Company’s parent company cost allocation policy as reflected in the Lender Model and (III) deducted as an operating expense in the calculation of Adjusted Operating Income and Consolidated Net Income in a manner consistent with past practice.

“Permitted Refinancing Increase” means, with respect to any Refinancing, an amount equal to unpaid accrued interest and premium (including tender premiums) in respect of such Refinancing, plus original issue discount and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a pari passu basis with, the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced), (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, that of the Indebtedness being Refinanced, and (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations.

“Permitted Restricted Subsidiary Transaction” means any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to the Company or any other Restricted Subsidiaries, (ii) make any loans or advances to the Company or any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, merge or consolidate with or into, or liquidate or dissolve into the Company or any other Restricted Subsidiaries; provided that if the Restricted Subsidiary making such payment, loan, advance or transfer is a Guarantor, then the Restricted Subsidiary receiving the same shall be the Company or a Guarantor as well.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained by the Company or an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.23.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(l8)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” means any Securitization Financing of any special purpose securitization vehicle (or similar entity) that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and such special purpose securitization vehicle, (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the special purpose securitization vehicle are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms.

“Quarter” means a fiscal quarterly period of the Company.

“Rangers Arena License Agreement” means the Arena License Agreement, dated as of April 15, 2020, between MSG Arena, LLC and New York Rangers, LLC, as amended, restated, modified, renewed or replaced from time to time in a manner not prohibited by this Agreement.

“Real Property” means all real property and all rights benefiting such real property, specifically including (without intending to limit the generality of the foregoing) the following, whether now or hereafter existing, except to the extent that any of the following or the foregoing constitutes personal property relating primarily to, pertaining primarily to, used primarily in, or necessary for, the Business: (1) all buildings, structures and other improvements erected or located on such real property (collectively, the “Real Property Improvements”); (2) all easements, rights-of-way or use, air rights and development rights, and other estates, right, title, interest, privileges and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to or benefiting such real property or the Improvements (collectively, the “Real Property Other Interests”); (3) fixtures located in or upon such real property, Real Property Improvements or Real Property Other Interests; (4) all leases, subleases, licenses, concessions or other agreements with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests, and all other rights, powers, privileges, options and benefits thereunder; (5) all agreements, contracts, certificates, permits, approvals, guaranties, supporting obligations, warranties, instruments, plans, specifications and other records and documents with respect to all or any part of such real property, Real Property Improvements or Real Property Other Interests, and all rights, powers, privileges, options and benefits thereunder; (6) all rights to appear in and defend, and to commence, any action or proceeding with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests; (7) all right, title and interest in or to (i) insurance proceeds, (ii) all awards with by reason of any condemnation, eminent domain or other taking (or any disposition made in lieu thereof) of all or any portion of such real property, Real Property Improvements or Real Property Other Interests (in the case of such Real Property Other Interests, excluding any personal property not constituting (x) licenses or (y) rights of ingress or egress), or (iii) any causes of action, awards, damages, claims, payments, proceeds and other compensation, rights, benefits, and advantages on account of any other event with respect to all or any portion of such real property, Real Property Improvements or Real Property Other Interests (in the case of such Real Property Other Interests, excluding any personal property not constituting (x) licenses or (y) rights of ingress or egress); and (8) all refunds, rebates, reimbursements, reserves, deferred payments, deposits, cost savings, credits, waivers and payments, whether in cash or in kind, due or payable by any governmental or quasi-governmental entity or any insurance or utility company relating to or arising out of such real property, Real Property Improvements or Real Property Other Interests, or in connection with any taxes, assessments, charges or levies with respect to such real property, Real Property Improvements or Real Property Other Interests.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the Daily Simple SOFR, the four Business Days prior to such setting or (c) if such Benchmark is none of the Term SOFR or the Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” has the meaning specified in the definition of “Permitted Refinancing Indebtedness”.

“Refinancing Amendment” shall have the meaning specified in Section 2.14(c).

“Refinancing Equivalent Debt” shall have the meaning specified in Section 2.14(a).

“Refinancing Facility” means an Refinancing Term Facility or an Refinancing Revolving Credit Facility, as the context may require.

“Refinancing Revolving Credit Facility” shall have the meaning specified in Section 2.14(a).

“Refinancing Revolving Credit Loan” means any Revolving Credit Loan made pursuant to a Refinancing Revolving Credit Facility.

“Refinancing Term Facility” shall have the meaning specified in Section 2.14(a).

“Refinancing Term Loan” means any Term Loan made pursuant to a Refinancing Term Facility.

“Register” has the meaning given to specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR, or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replacement Lender” has the meaning specified in Section 2.17(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that (i) at any time there are at least two unaffiliated Lenders, Required Lenders shall include at least two unaffiliated Lenders and (ii) the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolver Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition), and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolver Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning specified in Section 2.17(a).

“Responsible Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Company.

“Restricted Debt Payments” has the meaning specified in Section 7.28(a).

“Restricted Payments” means direct or indirect distributions, dividends or other payments by the Company or any Restricted Subsidiary on account of (including sinking fund or other payments on account of the redemption, retirement, purchase or acquisition of) any general or limited partnership or joint venture interest in, or any capital stock of, the Company or such Restricted Subsidiary, as the case may be (whether made in cash, property or other obligations), other than any such distributions, dividends and other payments made by a Restricted Subsidiary to the Company or a Guarantor in respect of such interest in or stock of the former held by the latter.

“Restricted Subsidiaries” means, collectively, the Persons set forth on Schedule 6.02(i) and any New Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b), including any Incremental Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement, including any Incremental Revolving Credit Commitment.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means the Initial Revolving Credit Facility, any Incremental Revolving Credit Facility or, collectively, the Initial Revolving Credit Facility and the Incremental Revolving Credit Facilities, as the context may require.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds Revolving Credit Loans at such time, including any Incremental Revolving Credit Lender.

“Revolving Credit Loan” means an extension of credit made by any Revolving Credit Lender under any Revolving Credit Facility and shall include any Incremental Revolving Credit Loan.

“Revolving Credit Note” means a promissory note made by the Company in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender under the Initial Revolving Credit Facility, substantially in the form of Exhibit B-1.

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized under the laws of or resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by any such Person, or (d) any Person otherwise the target of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and which provides by its terms that it is intended to be secured as an Obligation hereunder.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Company or any Restricted Subsidiary, on the one hand, and any Hedge Bank, on the other hand, and which provides by its terms that (x) it is intended to be secured as an Obligation hereunder and (y) the counterparty to such agreement has expressly agreed to be bound by the provisions of Article IX as if it were a Lender.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are stated to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a special purpose securitization vehicle (or similar entity) (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a special purpose securitization vehicle (or similar entity)), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, made by and among the Company, the other Loan Parties and the Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Security Agreement Supplement” has the meaning specified in Section 22(b) of the Security Agreement.

“Senior Secured Leverage Ratio” means at any date of determination, the ratio of Consolidated Senior Secured Indebtedness at such date to Adjusted Operating Income for the most recently completed Measurement Period. Notwithstanding the foregoing, for purposes of calculating the Senior Secured Leverage Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation of the Company to pay the consideration for an Investment not prohibited by Section 7.17; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 7.17; (C) all obligations under any Swap Contract; and (D) obligations in respect of letters of credit except unreimbursed obligations in respect of drawn letters of credit; in each of clauses (A) and (B) and above, such exclusion to apply only to the extent that such obligation can be satisfied with the delivery of common stock of MSG Entertainment Corp. or other common equity interests of MSG Entertainment Corp. (and the Company hereby covenants and agrees that such obligation shall be satisfied solely by the delivery of such common stock or other common equity interests).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Event of Default” means any Event of Default under Section 8.01(b), (g) or (h).

“Specified Investments” means the Company’s Equity Interests in DraftKings Inc. and Townsquare Media, Inc (or any successor entities in respect thereof).

“Specified Public Filings” means (i) the annual report on Form 10-K of Madison Square Garden Entertainment Corp. for the fiscal year ended June 30, 2021, (ii) the quarterly report on Form 10-Q of Madison Square Garden Entertainment Corp. for the fiscal quarter ended March 31, 2022 and (iii) the proxy statement on Schedule 14A of Madison Square Garden Entertainment Corp. filed on October 26, 2021.

“Specified Transaction” means any acquisition or disposition of an asset or business by the Company or any Restricted Subsidiary, in each case only to the extent that such acquisition or disposition has the effect of increasing or decreasing the Company’s Adjusted Operating Income by at least $500,000 when such acquisition or disposition is given full pro forma effect for the most recently completed Measurement Period, assuming that such acquisition or disposition had occurred on the first day of such Measurement Period.

“Spot Rate” has the meaning specified in Section 1.07.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a Securitization Financing.

“Standby Letter of Credit” means any Letter of Credit issued hereunder, other than a Trade Letter of Credit.

“Subordinated Indebtedness” means any Indebtedness for borrowed money incurred by a Loan Party that is (i) secured on a junior priority basis to the Obligations, (ii) unsecured or (iii) expressly subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means the Persons set forth on Schedule 1.01(d) and each new Restricted Subsidiary required to become a Guarantor pursuant to Section 7.10.

“Supplemental Collateral Documents” means Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security and pledge agreements securing payment of the Obligations of a newly-formed or newly-acquired Guarantor under the Loan Documents and constituting Liens as required pursuant to the terms of Section 7.10, in each case covering the types of property constituting Collateral, subject to exclusions for Excluded Assets.

“Supported QFC” has the meaning specified in Section 10.23.

“Survey” has the meaning specified in Section 7.13(b)(i)(C).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” means the Society for Worldwide Interbank Financial Telecommunication.

“Syndication Agent” means JPMorgan, acting in its capacity as syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or each Loan comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), including any Incremental Term Borrowing.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Company pursuant to Section 2.01(a), as such amount may be adjusted from time to time in accordance with this Credit Agreement, including any Incremental Term Commitment.

“Term Facility” means the Initial Term Facility, any Incremental Term Facility or, collectively, the Initial Term Facility and the Incremental Term Facilities, as the context may require.

“Term Lender” means, (a) at any time on or prior to the Effective Date, any Lender that has a Term Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility and shall include any Incremental Term Loan.

“Term Loan Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender under the Initial Term Facility, substantially in the form of Exhibit B-3.

“Term SOFR” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” has the meaning specified under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Event” means (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness at such date to Adjusted Operating Income for the most recently completed Measurement Period. Notwithstanding the foregoing, for purposes of calculating the Total Leverage Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation of the Company to pay the consideration for an Investment not prohibited by Section 7.17; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 7.17 and (C) all obligations under any Swap Contract; in each of clauses (A) and (B) above, such exclusion to apply only to the extent that such obligation can be satisfied with the delivery of common stock of MSG Entertainment Corp. or other common equity interests of MSG Entertainment Corp. (and the Company hereby covenants and agrees that such obligation shall be satisfied solely by the delivery of such common stock or other common equity interests).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Trade Letter of Credit” means any Letter of Credit issued hereunder for the benefit of a supplier of inventory to the Company or any Subsidiary to effect payment for such inventory.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (c) the consummation of the Existing Credit Agreement Refinancing and (d) the payment of all fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR, the Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600, as the same may be amended and in effect from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Person” means a corporation, partnership or other entity created, organized or incorporated under the laws of the United States of America or a State thereof (including the District of Columbia).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.

“USA PATRIOT Act” has the meaning specified in Section 10.16.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” (except when used as accounting terms, in which case GAAP shall apply) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or in the case of any financial ratio, the Administrative Agent or the Required Lenders, shall so request, the Administrative Agent, the applicable Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, as applicable); provided that, in the event of a request for an amendment, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Capitalized Lease Obligations. Notwithstanding anything to the contrary contained in Section 1.03(a), whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capitalized Lease Obligations.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Certain Calculations.

(a) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Credit Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Credit Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts. The Company may elect that amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Company elects otherwise, each such amount or transaction will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder. In addition, any amounts incurred or transactions entered into (or consummated) in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Company otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Company subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis. The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment.

(b) To the extent any provision of this Credit Agreement requires compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test), any calculation of a financial ratio or test that results in a negative number or zero shall be deemed to not be in compliance with such financial ratio or test.

Section 1.07 Currency Equivalents Generally. Any amount specified in this Credit Agreement (other than in Articles II, IV and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Section 1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction (excluding, for the avoidance of doubt, any Borrowing of Initial Revolving Credit Loans), for purposes of (i) determining compliance with any provision of the Loan Documents which requires the calculation of the Total Leverage Ratio, the Senior Secured Leverage Ratio or the Debt Service Coverage Ratio; (ii) determining (A) the accuracy of representations and warranties in Article VI (other than customary “specified representations” and those representations of the seller or target company (as applicable) included in the acquisition agreement for the relevant Limited Condition Transaction that are material to the interests of the Lenders and only to the extent that the relevant acquirer has the right to terminate its obligations under such acquisition agreement as a result of such representations (which representations, notwithstanding anything herein to the contrary, shall be required to be accurate on the basis set forth in the acquisition agreement as of the date of the consummation of any Limited Condition Transaction)), and/or (B) whether a Default or Event of Default (other than a Specified Event of Default (the absence of which, notwithstanding anything herein to the contrary, shall be required on the date of the consummation of such Limited Condition Transaction)) has occurred and is continuing or would result therefrom; or (iii) testing availability under baskets set forth in the Loan Documents; in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents, shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or the date notice of prepayment or redemption is given (the “LCT Test Date”), and if, on a pro forma basis after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Measurement Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election for any Limited Condition Transaction and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded or otherwise non-compliant as a result of fluctuations in any such ratio or basket, including due to fluctuations in Adjusted Operating Income of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, metrics or thresholds will not be deemed to have been exceeded or non-compliant as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with, on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on (A) a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires and (B) on a standalone basis without giving effect to such Limited Condition Transaction and the other transactions in connection therewith.

Section 1.11 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions hereof, each Lender severally agrees to make a single loan in Dollars to the Company on the Effective Date in a principal amount not to exceed its Term Commitment under the Initial Term Facility on the Effective Date. The Term Borrowing under the Initial Term Facility shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Initial Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid under Section 2.05 may not be reborrowed.. Subject to Section 3.03, each Term Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Company may request in accordance herewith.

(b) Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars to the Company from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Subject to Section 3.03, each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Company may request in accordance herewith.

(c) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof (the terms hereof and of the other Loan Documents shall govern and prevail in the case of any conflict with the provisions of the agreement(s) pursuant to which such Existing Letter of Credit had been issued (such agreement(s), the “Original Letter of Credit Agreements”), and the applicable L/C Issuer shall be deemed to have released the account party relating to such Existing Letter of Credit and the Company, as applicable, from the Original Letter of Credit Agreements to the extent of such conflict). Notwithstanding that any such assumed Existing Letter of Credit may be in support of any obligations of, or is for the account of, the Parent or a Subsidiary, the Company agrees that it shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Existing Letter of Credit.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Company’s delivery of a Committed Loan Notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any conversion of Term Benchmark Loans to ABR Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of ABR Loans; provided, however, that notice of the initial Borrowing of Term Benchmark Loans on the Closing Date pursuant to this Section 2.02(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the Closing Date) if such condition is not satisfied. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a

Responsible Officer of the Company. In the case of any discrepancies between telephonic and written notices received by the Administrative Agent, the telephonic notice shall be effective as understood in good faith by the Administrative Agent. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Term Borrowing, a Revolving Credit Borrowing, an Incremental Borrowing, if available, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, ABR Loans. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Company requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans, Revolving Credit Loans or Incremental Loans, if any, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to ABR Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) one hour after receipt of notice from the Administrative Agent on the Effective Date in the case of the initial Borrowing of ABR Loans (as long as such notice is received prior to 1:30 p.m. on such day) or (ii) 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, (x) if such Borrowing is the initial Credit Extension on the Effective Date, Section 5.01 and (y) if such Borrowing is an Incremental Borrowing, the applicable conditions set forth in the applicable Incremental Supplement, as the case may be), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Company as provided above.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of a Default, the Administrative Agent may notify the Company that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until no Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Facilities.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company, any Subsidiary, the Parent and/or any Subsidiary of the Parent, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company, any Subsidiary, the Parent and/or any Subsidiary of the Parent and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Credit Commitment, (y) the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed either of (I) such L/C Issuer’s Letter of Credit Commitment (provided that any L/C Issuer may, following a request from the Company, in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s Letter of Credit Commitment so long as the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit) and (II) the aggregate amount of such L/C Issuer’s unused Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than (x) in the case of Standby Letters of Credit, twelve months after the date of issuance or (y) in the case of Trade Letters of Credit, 180 days after the date of issuance, unless the applicable L/C Issuer has approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit or request that such L/C Issuer refrain from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer generally applicable to the issuance of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements satisfactory to such L/C Issuer with the Company or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to any L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a senior executive of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission as provided in Section 10.02(b), by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such

Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Company shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as any L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (and/or the applicable Affiliate of the Company) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that such notice need not be given prior to payment by the L/C Issuer and the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a ABR Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to the Company or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Affiliate of the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not materially prejudice the Company;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Affiliate of the Company.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuers. The Company shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via SWIFT message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding

Amount of all L/C Obligations. In addition, if any Revolving Credit Lender shall become a Defaulting Lender, then upon a request of the Administrative Agent (made on behalf of itself or at the direction of any L/C Issuer), the Company shall immediately Cash Collateralize all of such Defaulting Lender’s Pro Rata Share of the then Outstanding Amount of all L/C Obligations (in an amount equal to such Defaulting Lender’s Pro Rata Share of such Outstanding Amount, determined as of the date of such request from the Administrative Agent). Section 2.05 and Section 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively, “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuers.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Trade Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans maintained as Term Benchmark Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate of 1⁄4 of 1.00% per annum (but in no event less than $500 per annum for each Letter of Credit) (i) with respect to each Trade Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Trade Letter of Credit increasing the amount or extending the term of such Trade Letter of Credit, computed on the amount of such increase, and payable upon the effectiveness of such amendment (provided that the $500 per annum minimum set forth in the previous parenthetical shall not apply to an amendment of a Trade Letter of Credit), and (iii) with respect to each Standby Letter of Credit, computed on the daily amount available to be drawn under such Standby Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Company, or states that an Affiliate of the Company is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, law, in equity or otherwise) against such Affiliate in respect of such Letter of Credit, the Company (i) shall be obligated to reimburse, indemnify and compensate any L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Affiliate in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Affiliates inures to the benefit of the Company and that the Company’s business derives substantial benefits from the businesses of such Affiliates.

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part; provided that (w) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term Benchmark Loans, (B) five Business Days prior to any date of prepayment of RFR Loans, and (C) one Business Day prior to any date of prepayment of ABR Loans; (x) any prepayment of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (y) any prepayment of RFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (z) any prepayment of ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans; provided that a notice of prepayment given pursuant to this Section 2.05(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Company (and if not so directed, on a pro-rata basis), and, subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the relevant Facility.

(b) Mandatory.

(i) If (A) the Company or any Subsidiary Disposes of any assets other than Dispositions under Section 7.24(a), Section 7.24(b), Section 7.24(e) or Section 7.24(f) (a “Mandatory Prepayment Disposition”), or (B) the Company or any Restricted Subsidiary suffers an Event of Loss, which in each case, together with all other Mandatory Prepayment Dispositions made and Events of Loss suffered at any time since the Effective Date, result in the realization by the Loan Parties, collectively, of Net Cash Proceeds from Mandatory Prepayment Dispositions and Events of Loss in an aggregate amount in excess of $25,000,000, the Company shall in each case prepay, within three Business Days after receipt thereof by such Person, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds; provided that (x) with respect to all or a portion of any Net Cash Proceeds realized under a Disposition (A) described in this Section 2.05(b)(i)(A) (other than in connection with any Disposition of (i) the Equity Interests in any Arena Subsidiary or (ii) any interest in the Arena), at the election of the Company, and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may reinvest (or commit to reinvest) Net Cash Proceeds arising from such Disposition in an aggregate amount, when combined with the aggregate amount of Net Cash Proceeds previously reinvested pursuant to this clause (A), not to exceed $50,000,000 in assets used or useful in the business of the Company and its Subsidiaries within 365 days after the receipt of such Net Cash Proceeds (or, to the extent so committed to be reinvested within 365 days after such receipt, is actually reinvested within 545 days after such receipt) or (B) of (i) the Equity Interests in any Arena Subsidiary or (ii) any interest in the Arena (including, without limitation, any Real Property Improvements or Real Property Other Interests in any way belonging, relating or pertaining to or benefiting the Arena), at the election of the Company, and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may reinvest (or commit to reinvest) Net Cash Proceeds arising from such Disposition in an aggregate amount, when combined with the aggregate amount of Net Cash Proceeds previously reinvested pursuant to this clause (B), not to exceed $50,000,000 in assets used or useful in the business of the Company and its Subsidiaries within 365 days after the receipt of such Net Cash Proceeds (or, to the extent so committed to be reinvested within 365 days after such receipt, is actually reinvested within 545 days after such receipt) and (y) with respect to any Net Cash Proceeds of casualty insurance or condemnation awards realized due to an Event of Loss described in this Section 2.05(b)(i)(B), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to such third Business Day following receipt of such Net Cash Proceeds of casualty insurance or condemnation awards), and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may apply within 365 days (or, (x) to the extent so committed to be reinvested within 365 days after such receipt, is actually reinvested within 545 days after such receipt or (y) if such replacement or repair could not reasonably be completed within 545 days, such period shall be extended for a reasonable period of time to permit completion of such replacement and repair so long as the replacement or repair of the asset or assets that suffered the Event of Loss is being diligently pursued by the Company or such Subsidiary) after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided further, that any Net Cash Proceeds not so reinvested within the time periods set forth above shall be immediately applied to the prepayment of the Loans.

(ii) [Reserved].

(iii) Upon the incurrence or issuance by the Company or any Restricted Subsidiary of any Indebtedness (other than, except in the case of any Refinancing Facility or any Refinancing Equivalent Debt or Permitted Refinancing Indebtedness in respect of the Facilities, Indebtedness permitted under Section 7.14), the Company shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Company or such Restricted Subsidiary.

(iv) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Company shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(v) Prepayments made pursuant to clauses (i) through (iii) of this Section 2.05(b), except to the extent that the Incremental Term Lenders under an Incremental Term Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Term Facility and each Incremental Term Facility.

(vi) Prepayments made pursuant to clause (iv) of this Section 2.05(b) shall be applied first, ratably to the L/C Borrowings, second, except to the extent that the Incremental Revolving Credit Lenders under an Incremental Revolving Credit Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Revolving Credit Facility and each Incremental Revolving Credit Facility, if any, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.

(vii) In the case of prepayments required pursuant to clause (i) through (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Company for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Company may, upon notice to the Administrative Agent, terminate any Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce any Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (A) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (iv) to the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective Letter of Credit Commitments. Each such notice shall be irrevocable; provided that a notice of termination or reduction given pursuant to this Section 2.06(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of termination or reduction may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b) Mandatory. (i) The aggregate Term Commitments under the Initial Term Facility and any Incremental Term Facility shall be automatically and permanently reduced to zero on the date of the applicable Term Borrowing.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender under the Initial Revolving Credit Facility and any Incremental Revolving Credit Facility shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount with respect to each such Revolving Credit Facility. All fees in respect of any Revolving Credit Facility accrued until the effective date of any termination of such Facility shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Initial Term Facility. The Company shall, on each date set forth below, pay a principal amount of the Initial Term Facility in an aggregate amount equal to the percentage set forth below for such date of the original principal amount of the Initial Term Facility:

Date	Principal Amortization Payment	Date	Principal Amortization Payment
June 30, 2022	0.000%	December 31, 2024	0.625%
September 30, 2022	0.000%	March 31, 2025	0.625%
December 31, 2022	0.000%	June 30, 2025	0.625%
March 31, 2023	0.625%	September 30, 2025	1.250%
June 30, 2023	0.625%	December 31, 2025	1.250%
September 30, 2023	0.625%	March 31, 2026	1.250%
December 31, 2023	0.625%	June 30, 2026	1.250%
March 31, 2024	0.625%	September 30, 2026	1.250%
June 30, 2024	0.625%	December 31, 2026	1.250%
September 30, 2024	0.625%	March 31, 2027	1.250%

The Company shall pay the entire remaining unpaid principal amount of the Initial Term Facility on the Maturity Date.

(b) Incremental Term Loans. The Company shall repay to the Incremental Term Lenders the principal amount of the Incremental Term Loans in such amounts and at such times as shall be set forth in the applicable Incremental Term Supplement.

(c) Revolving Credit Loans and Incremental Revolving Credit Loans. The Company shall repay to the Revolving Credit Lenders and Incremental Revolving Credit Lenders on the Maturity Date applicable to each such Facility, the aggregate principal amount of all Revolving Credit Loans and Incremental Revolving Credit Loans, as applicable, outstanding on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate for such Facility; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate for such Facility; and (iii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, upon the written request of the Administrative Agent acting at the direction of the Required Lenders, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Administrative Agent acting at the direction of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each ABR Loan, Term Benchmark Loan and RFR Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto.

(d) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Section 2.03(i) and (j):

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender that is not a Defaulting Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) on the actual daily amount by which the Initial Revolving Credit Facility exceeds the Total Outstandings under the Initial Revolving Credit Facility, at a rate equal to the Commitment Fee Percentage; provided, however, that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time, and provided, further, that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Company shall pay to the Administrative Agent, the Lead Arranger and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees. All computations of interest for ABR Loans, when the Alternate Base Rate is determined by the Prime Rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payments on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or other Obligations and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that, (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Credit Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation or subparticipation.

Section 2.14 Refinancing Facilities.

(a) Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time elect to refinance any Class of Term Loans, in whole or in part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or any Class of Revolving Credit Loans, in whole or in part, with one or more new revolving credit loan facilities (each, a “Refinancing Revolving Credit Facility”) under this Credit Agreement with the consent of the Company, the Administrative Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Credit Facility or, in the case of any Class of Term Loans, with one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Class of Term Loans being refinanced) term loans, in each case, if secured, that will be secured by Liens on the Collateral on a pari passu basis or junior priority basis (as applicable) with the Liens on Collateral securing the Class of Term Loans being refinanced and will be subject to customary intercreditor arrangements reasonably satisfactory the Administrative Agent (any such notes or loans, “Refinancing Equivalent Debt”); provided that (i) except with respect to customary bridge loans, (A) any Refinancing Facility or Refinancing Equivalent Debt does not mature prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the maturity date of the Class of Loans or Incremental Loans being refinanced and (B) the maturity date and the weighted average life to maturity of such Refinancing Facility or Refinancing Equivalent Debt shall be no earlier than or shorter than, as the case may be, the maturity date or the remaining weighted average life to maturity of the Class of Loans or Incremental Loans being refinanced, as applicable, (ii) the other terms and conditions of such Refinancing Facility or Refinancing Equivalent Debt (excluding pricing and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or investors, as applicable, providing such Refinancing Facility or Refinancing Equivalent Debt, as applicable, than those applicable to the Loans or Incremental Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date), (iii) there shall be no borrower, issuer and/or guarantor under any Refinancing Facility or Refinancing Equivalent Debt other than the Company and/or the Guarantors, as applicable, (iv) the proceeds of any Refinancing Facility or Refinancing Equivalent Debt shall be applied, substantially simultaneously with the incurrence thereof, to the prepayment of outstanding Loans under the facility being refinanced and (v) to the extent secured, any such Refinancing Facility or Refinancing Equivalent Debt shall not be secured by any lien on any asset that does not also secure the Loans. Each such notice shall specify the date on which the Company proposes that the Refinancing Facility shall be made or the Refinancing Equivalent Debt shall be issued, which shall be a date not less than five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent.

(b) The Company may approach any Lender or any Eligible Assignee to provide all or a portion of the Refinancing Facilities or Refinancing Equivalent Debt; provided that any Lender offered or approached to provide all or a portion of any Refinancing Facility and/or Refinancing Equivalent Debt may elect or decline, in its sole discretion, to provide a Refinancing Facility or purchase Refinancing Equivalent Debt; subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 10.06(b)(iii) for an assignment of Loans to such Lender.

(c) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Facilities and Refinancing Equivalent Debt on the terms specified by the Company) and hereby waive the requirements of this Credit Agreement or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section 2.14. The Refinancing Facilities shall be established pursuant to an amendment to this Credit Agreement among the Company, the Administrative Agent and the Lenders providing such Refinancing Facilities (a “Refinancing Amendment”)

which shall be consistent with the provisions set forth in this Section. The Refinancing Equivalent Debt shall be established pursuant to an indenture, credit agreement or other definitive documentation which shall be consistent with the provisions set forth in this Section. Notwithstanding anything to the contrary contained in Section 10.01, each Refinancing Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Credit Agreement and any other documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.14, including in order to establish new tranches or sub-tranches in respect of the Refinancing Facilities and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.07 (insofar as such schedule relates to payments due to Lenders of the Loans which are being refinanced with the proceeds of a Refinancing Facility; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Loans of which are not refinanced with the proceeds of a Refinancing Facility). The Administrative Agent shall be permitted, and is hereby authorized, to enter into such amendments with the Company to effect the foregoing.

Section 2.15 Incremental Facilities.

(a) Request for an Incremental Facility. At the request of the Company to the Administrative Agent, and without the consent of any Lender, on one or more occasions, (i) an increase in the aggregate principal amount of any existing Term Facility or a separate tranche of term loan commitments and term loans (an “Incremental Term Facility”) or (ii) an increase in the Revolving Credit Commitments or a separate tranche of revolving credit commitments and revolving loans (an “Incremental Revolving Credit Facility”) may be established under this Credit Agreement; provided that at the time of such request, upon the effectiveness of any Incremental Term Supplement or Incremental Revolving Credit Supplement, as applicable, referred to below, and at the time any Incremental Loan is made (and after giving full pro forma effect to the incurrence thereof and the application of proceeds thereof, and assuming a full drawing thereof), the aggregate principal amount of all Incremental Facilities shall not exceed the Incremental Facility Limit at such time; provided, further, that:

(i) no Default or Event of Default exists or would exist after giving effect to such Incremental Facility and the Company is in pro forma compliance with the Financial Covenants after giving effect to such Incremental Facility;

(ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

(iii) (A) (x) with respect to any Incremental Revolving Credit Facility secured on a junior basis to the Obligations or that is unsecured, the maturity date of any Incremental Revolving Credit Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, 91 days after the Latest Maturity Date and (y) with respect to any Incremental Revolving Credit Facility secured on a pari passu basis with the Obligations or that is unsecured, the maturity date of any Incremental Revolving Credit Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Latest Maturity Date and (B) (x) with respect to any Incremental Term Facility secured on a junior basis to the Obligations or that is unsecured, the maturity date of such Incremental Term Facility shall be no earlier than 91 days after the Latest Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than 91 days after the remaining weighted average life to maturity of the Initial Term Loans or any other then existing Incremental Term Facility, as applicable and (y) with respect to any Incremental Term Facility secured on a pari passu basis with the Obligations or that is unsecured, the maturity date of such Incremental Term Facility shall be no earlier than the Latest Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the remaining weighted average life to maturity of the Initial Term Loans or any other then existing Incremental Term Facility, as applicable; provided, that for purposes of this clause (iii), with respect to maturity for bridge facilities, such maturity may be earlier than that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, if such maturity is automatically extended upon the initial maturity date to a date not earlier than the maturity date of the Initial Revolving Credit Loans and Initial Term Loans, as applicable (or 91 days after that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, in the case of any bridge facility secured on a junior basis to the Obligations or that is unsecured) pursuant to customary extension rollover provisions (including by conversion or exchange));

(iv) the yield applicable to any Incremental Facility shall be determined by the Company and the applicable lenders providing such Incremental Facility;

(v) any Incremental Facility shall be on terms and pursuant to documentation to be agreed upon by the Company and the lenders under such Incremental Facility; provided that (1) except to the extent permitted by clause (iii) and (iv) above, to the extent such terms are not consistent with the terms in respect of the Initial Facilities, they shall be not materially more restrictive, when taken as a whole, to the Loan Parties than those under the Initial Facilities (except for any covenant or other provisions (x) applicable only to periods after the Maturity Date of the Initial Facilities, (y) that are added for the benefit of the Initial Facilities through a conforming amendment, which amendment shall not require the consent of the Administrative Agent or any Lender or (z) are otherwise reasonably acceptable to the Administrative Agent), (2) there shall be no borrower or guarantor in respect of any such Indebtedness that is not (or does not become) the Company or a Guarantor under the Initial Facilities and (3) if secured, such indebtedness shall not be secured by any assets of the Company or its Restricted Subsidiaries that do not constitute Collateral and the proceeds of such Indebtedness;

(vi) if any Incremental Facility is secured on a junior lien basis or unsecured, such Incremental Facility shall be documented under separate facility documentation, and in the case of an Incremental Facility that is secured on a junior lien basis, subject to customary intercreditor arrangements to be mutually agreed between the Company and the Administrative Agent; and

(vii) any Incremental Facility incurred hereunder shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000;

provided that, with respect to a Limited Condition Transaction, the requirements of (x) the preceding clause (i), shall be modified as provided in Section 1.10 of this Credit Agreement and (y) the preceding clause (ii), shall be subject to customary “Sungard” limitations.

(b) Effectiveness of an Incremental Facility. In connection with (i) the establishment of any Incremental Term Facility, the Company, the Administrative Agent and the Incremental Term Lenders thereunder shall enter into a supplement to this Credit Agreement (an “Incremental Term Supplement”), or (ii) the establishment of any Incremental Revolving Credit Facility, the Company, the Administrative Agent and the Incremental Revolving Credit Lenders thereunder shall enter into a supplement to this Credit Agreement (an “Incremental Revolving Credit Supplement”), in each case, in form and substance satisfactory to the Company, the Administrative Agent and the Incremental Lenders thereunder, duly completed, and with such provisions (including changes to the provisions set forth therein) as may be agreed to by the Company and the Incremental Lenders (provided that notwithstanding anything to the contrary set forth in this sentence, in no event shall (x) any form of Incremental Term Supplement be changed to provide any additional, preferential or non-pro rata mandatory repayment or prepayment rights to any of Incremental Term Lenders thereunder (unless such Incremental Term Facility is to receive less than its ratable share of any mandatory repayment or prepayment) or (y) any form of Incremental Revolving Credit Supplement be changed to provide any additional, preferential or non-pro rata mandatory repayment or prepayment rights to any of Incremental Revolving Credit Lenders thereunder (unless such Incremental Revolving Credit Facility is to receive less than its ratable share of any mandatory repayment, prepayment or termination of commitments). Upon the effective date of the applicable Incremental Supplement, each lender thereunder shall become an Incremental Lender hereunder and such Incremental Supplement shall be deemed part of this Credit Agreement for all purposes thereafter. Each Incremental Supplement may, without the consent of any Lender (other than the applicable Incremental Lenders thereunder and the Administrative Agent), effect such amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.15.

(c) Incremental Term Lenders. The Company shall be entitled to elect, in its own discretion, Incremental Term Lenders from among the existing Lenders, and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 10.06(b)(iii) for an assignment of Loans to such Incremental Term Lender. Notwithstanding the foregoing, no Lender shall be required to provide any Incremental Term Loans

(d) Incremental Revolving Credit Lenders. The Revolving Credit Lenders shall initially have the right, but not the obligation, to commit up to their pro rata portion of any Incremental Revolving Credit Facility; provided that, if after giving full pro forma effect to such proposed Incremental Revolving Credit Facility (assuming that the full amount of the Initial Revolving Credit Facility, the full amount of each then existing Incremental Revolving Credit Facility, and the full amount of the proposed Incremental Revolving Credit Facility, have all been drawn), the Company would be in pro forma compliance with the Financial Covenants, then such Incremental Revolving Credit Commitments may, at the election of the Company, be offered to new lenders, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 10.06(b)(iii) for an assignment of Loans or Commitments to such Incremental Revolving Credit Lender.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with

Section 2.03(g); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender or any L/C Issuer as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.01, 5.02 or in the applicable Incremental Supplement, as the case may be, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(B) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit

Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Extension of Maturity Date.

(a) The Company may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), in advance of the applicable Maturity Date with respect to any Facility, as in effect at such time (an “Existing Maturity Date”) for such Facility, request that the Lenders extend such Existing Maturity Date (each, an “Extension”) to any date that it shall select (such date, the “Extended Maturity Date”; any Term Facility so extended, an “Extended Term Facility,” any Revolving Credit Facility so extended, an “Extended Revolving Credit Facility” and, together with any Extended Term Facility, an “Extended Facility”; and any Revolving Credit Commitments so extended, “Extended Revolving Credit Commitments”). Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date specified by the Company in such Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend an Existing Maturity Date is referred to herein as a “Non-Extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Company, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an Extension shall not obligate any other Lender to so agree.

(b) If, by the Response Date, any Lenders shall have agreed to extend an Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective as of such Existing Maturity Date, the Maturity Date in respect of the applicable Facility for such Extending Lenders only shall be extended to the Extended Maturity Date (subject to satisfaction of the conditions set forth in Section 2.17(d)). In the event of any Extension, (i) the outstanding principal balance of all Loans and other amounts payable hereunder, in each case in respect of the applicable Facility, to any Non-Extending Lender shall become due and payable on the applicable Existing Maturity Date and (ii) with respect to the Extension of the Maturity Date in respect of any Revolving Credit Facility, the Revolving Credit Commitment of each Non-Extending Lender shall terminate on the applicable Existing Maturity Date in effect for such Non-Extending Lender prior to such Extension and, subject to Section 2.17(c) below, the total Revolving Credit Commitments for the applicable Revolving Credit Facility shall be reduced by the Revolving Credit Commitments of the Non-Extending Lenders so terminated for such Revolving Credit Facility on such Existing Maturity Date.

(c) If (and only if), by the Response Date, Lenders holding Loans and/or Commitments that aggregate more than 50% of the total outstanding Loans and Commitments shall constitute Extending Lenders, then the Company shall have the right on or before the applicable Existing Maturity Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all its interests, rights (other than its rights to payments pursuant to Section 3.01, Section 3.04, Section 3.05 or Section 10.04 arising prior to the effectiveness of such assignment) and obligations under this Credit Agreement with respect to the applicable Facility to one or more banks or other financial institutions identified to the Non-Extending Lender by the Company, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (and, with respect to a Replacement Lender under a Revolving Credit Facility, each L/C Issuer) (such approvals to not be unreasonably withheld or conditioned) to the extent the consent of the Administrative Agent (or the L/C Issuers, if applicable) would be required to effect an assignment under Section 10.06(b), (ii) such assignment shall become effective as of a date specified by the Company (which shall not be later than the applicable Existing Maturity Date in effect for such Non-Extending Lender prior to the effective date of the requested extension) and (iii) each Replacement Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d) As a condition precedent to each such Extension of an Existing Maturity Date pursuant to Section 2.17(b), the Company shall (i) unless waived by the Extending Lenders, deliver to the Administrative Agent a certificate of the Company dated as of the applicable Existing Maturity Date, signed by a Responsible Officer of the Company certifying that, as of such date, both before and immediately after giving effect to such Extension, (A) the representations and warranties of the Company set forth in this Credit Agreement shall be true and correct in all material respects and as of such date to the same extent as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct, in all material respects, as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date or on such earlier date, as the case may be (after giving effect to such qualification); and (B) no Default or Event of Default shall have occurred and be continuing and (ii) in each case, on the Existing Maturity Date, first make such prepayments of the outstanding Loans and second provide such Cash Collateral (or make such other arrangements reasonably satisfactory to the applicable L/C Issuer) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-Extending Lenders pursuant to Section 2.17(b) and any assignment pursuant to Section 2.17(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such Cash Collateral (or other reasonably satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

(e) The terms of each Extended Facility (including the conditions precedent to such extension) shall be determined by the Administrative Agent, the Company and the applicable Extending Lenders and set forth in an amendment to this Credit Agreement (an “Extension Amendment”); provided, that (i) the final maturity date of any Extended Facility shall be no earlier than the Existing Maturity Date for such Facility, (ii) in respect of an Extension of a Term Facility, the weighted average life to maturity of the Extended Facility shall be no shorter than the weighted average life to maturity of the Term Facility being extended, (iii) (A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Facility and (B) any scheduled amortization with respect to an Extended Term Facility shall, until the Existing Maturity Date for such Term Facility, be in amounts equal to or less (but not greater) than the scheduled amortization under the Term Facility being extended, (iv) any Extended Facility shall rank pari passu in right of payment and with respect to security with the Facilities not being extended, and the borrower and guarantors of the Extended Facility shall be the same as the borrower and guarantors with respect to the Facilities not being extended, (v) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Facility shall be determined by the Company and the applicable Extending Lenders and (vi) (A) any Extended Term Facility may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in mandatory prepayments with the Term Facility being extended and (B) borrowing and prepayment under any Extended Revolving Credit Facility, or reductions of Extended Revolving Credit Commitments, and participations in Letters of Credit, shall be on a pro rata basis with the Revolving Credit Loans or Revolving Credit Commitments not being extended (other than upon the maturity of the non-extended Revolving Credit Loans and Revolving Credit Commitments). For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the Extension) shall be required for any Extension pursuant to this Section 2.17 and (ii) neither the operation of this Section 2.17 in accordance with its terms nor any Extension Amendment shall constitute an amendment subject to Section 10.01.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Company shall be required by applicable law to withhold or deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Company shall make such withholdings or deductions and (iii) the Company shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by, or required to be withheld or deducted from a payment to, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Company shall not indemnify the Administrative Agent, any Lender or any L/C Issuer for any penalties or interest that are imposed solely as a result of gross negligence or willful misconduct of the Administrative Agent, any Lender or any L/C Issuer. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. If, in the reasonable discretion of the Company, any Indemnified Taxes are incorrectly or not legally imposed or asserted by the relevant Governmental Authority, the Administrative Agent, each Lender or each L/C Issuer, as the case may be, shall, at the expense of the Company, use commercially reasonable efforts to cooperate with the Company to recover and promptly remit such Indemnified Taxes to the Company in accordance with subsection (g) of this Section. Nothing contained herein shall derogate from the right of any Lender, any L/C Issuer or the Administrative Agent to arrange its tax affairs in whatever manner it sees fit nor shall require any Lender, any L/C Issuer or the Administrative Agent to disclose any information relating to its tax affairs that it deems confidential other than as required under Section 3.01(f). For the avoidance of doubt, the Administrative Agent, a Lender or an L/C Issuer may not recover more than once with respect to the same amount of Taxes to which the Administrative Agent, such Lender or such L/C Issuer is entitled to indemnification under this Section.

(d) Indemnification by the Lenders. Each Lender and each L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or L/C Issuer, as the case may be (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.01, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i), (f)(ii) and (f)(iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States,

(i) any Lender that is resident for tax purposes in the United States shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent) duly executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax,

(ii) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly executed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, or

(D) to the extent a Foreign Lender is not the beneficial owner, duly executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate on behalf of each such direct and indirect partner, to the effect that such direct or indirect partner is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made, and

(iv) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.01, the term “applicable law” includes FATCA.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans or RFR Loans, or to determine or charge interest rates based upon the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or

RFR Loans or to convert ABR Loans to Term Benchmark Loans or RFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans and RFR Loans of such Lender to ABR Loans, and pay any amounts payable to such Lender under Section 3.04(e), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, if applicable, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR or the Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, if applicable, the Adjusted Daily Simple SOFR or the Daily Simple SOFR, as applicable, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Committed Loan Notice that requests the conversion to, or continuation of, a Term Benchmark Borrowing shall be ineffective and (B) if any Committed Loan Notice requests a Term Benchmark Borrowing, such Borrowing shall be made as (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of such notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) the Borrower delivers a request for a Borrowing in accordance with the terms of Section 2.02, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above, and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (1) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event on such day and (B) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute, an ABR Loan.

Section 3.04 Increased Costs; Reserves on Term Benchmark Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term Benchmark Loan or RFR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes and Excluded Taxes); or

(iii) impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Credit Agreement or Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, a Lender or an L/C Issuer shall be entitled to request compensation for increased costs or expenses described in this Section 3.04(a) only to the extent it is the general practice or policy of such Lender or such L/C Issuer to request such compensation from other borrowers under comparable facilities under similar circumstances; provided, that in no event shall such Lender or such L/C Issuer be required to disclose any confidential or proprietary information regarding any such other borrower or comparable facility. For the avoidance of doubt, if a Lender or an L/C Issuer recovers an amount under this Section, such Lender or such L/C Issuer may not recover the same amount under Section 3.01; similarly, if a Lender or an L/C Issuer recovers an amount under Section 3.01, such Lender or such L/C Issuer may not recover the same amount under this Section.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Term Benchmark Loans and RFR Loans. The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits other than ABR funds or deposits, additional interest on the unpaid principal amount of each Term Benchmark Loan and RFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a ABR Loan on the date or in the amount notified by the Company; or

(c) any assignment of a Term Benchmark Loan or RFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.12;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan and RFR Loan made by it at the Adjusted Term SOFR or the Adjusted Daily Simple SOFR used in determining the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable, without reference to any Floor.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.12.

Section 3.07 Survival. All of the Company’s obligations under this Article III shall survive termination of the Aggregate Commitments, the assignment by a Lender of all or any portion of its Loans or Commitments hereunder, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

Section 4.01 Guaranty. Each of the Guarantors (which, for purposes of this Article IV, shall include the Company with respect to Obligations other than Obligations of the Company) hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Company to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 4.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Lenders and the L/C Issuers in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Section 4.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability, change in corporate existence or structure or other defense of the Company or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Guarantor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Company, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense based on any claim that any Obligations are invalid or unenforceable; (g) the amendment or waiver of any Obligations; (g) any defense based on any allegation of non-perfection or release of Collateral in the context of a secured transaction; and (h) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating the Company, the Guarantors or any other guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 4.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Company or any other person or entity is joined as a party.

Section 4.05 Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 4.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Section 4.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Company owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Company to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Company to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 4.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Company under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

Section 4.09 Condition of Company. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company and any other Guarantor such information concerning the financial condition, business and operations of the Company and any such other Guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 4.10 Limitation on Guaranty. It is the intention of the Guarantors, the Lenders and the Company that the obligations of each Guarantor hereunder shall be in, but not in excess of, the maximum amount permitted by applicable law. To that end, but only to the extent such obligations would otherwise be avoidable, the obligations of each Guarantor hereunder shall be limited to the maximum amount that, after giving effect to the incurrence thereof, would not render such Guarantor insolvent or unable to make payments in respect of any of its indebtedness as such indebtedness matures or leave such Guarantor with an unreasonably small capital. The need for any such limitation shall be determined, and any such needed limitation shall be effective, at the time or times that such Guarantor is deemed, under applicable law, to incur the Obligations hereunder. Any such limitation shall be apportioned amongst the Obligations pro rata in accordance with the respective amounts thereof. This paragraph is intended solely to preserve the rights of the Lenders under this Credit Agreement to the maximum extent permitted by applicable law, and neither the Guarantors, the Company nor any other Person shall have any right under this paragraph that it would not otherwise have under applicable law. The Company and each Guarantor agree not to commence any proceeding or action seeking to limit the amount of the obligation of such Guarantor under this Article IV by reason of this paragraph. For the purposes of this paragraph, “insolvency”, “unreasonably small capital” and “unable to make payments in respect of any of its indebtedness as such indebtedness matures” shall be determined in accordance with applicable law.

Section 4.11 Keepwell . Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Obligations that are Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.11, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect in accordance with Section 4.06. Each Qualified ECP Guarantor intends that this Section 4.11 constitute, and this Section 4.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions to the Credit Extensions on the Effective Date. The obligation of each Lender and each L/C Issuer to make the Credit Extensions hereunder on the Effective Date is subject to the satisfaction of the following conditions precedent on or prior to the Effective Date:

(a) Execution of Loan Documents and Notes. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or delivered by means of other electronic communication (including e-mail and Internet or intranet websites) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) this Credit Agreement, duly executed and delivered by each of the Company, the Guarantors, the Lenders, L/C Issuers and the Administrative Agent;

(ii) the Security Agreement, duly executed and delivered by each of the Company, the Subsidiary Guarantors and the Administrative Agent;

(iii) the Parent Negative Pledge Agreement, duly executed and delivered by the Parent and the Administrative Agent; and

(iv) a Note executed by the Company in favor of each Lender requesting a Note.

(b) Good Standing and Organizational Documents. The Administrative Agent shall have received a copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party (except with respect to an entity of the type for which good standing certificates are not provided by the Secretary of State in the jurisdiction in which it is formed), dated on or about the Effective Date certifying (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter, certificate of limited partnership, limited liability company agreement or other organizational document on file in such Secretary of State’s office, (2) such Loan Party has paid all franchise taxes due and payable to the date of such certificate, and (3) such Loan Party is duly organized or formed and in good standing or presently subsisting (or the equivalent thereof) under the laws of the State of the jurisdiction of its organization.

(c) Proof of Corporate Action. The Administrative Agent shall have received certified copies of all necessary corporate action taken by each of the Company and the Loan Parties to authorize the execution, delivery and performance of each Loan Document to which it is a party.

(d) Secretary’s Certificate. The Administrative Agent shall have received a certificate of each Loan Party signed by its Secretary or Assistant Secretary, dated as of the Effective Date, certifying as to (i) the absence of any amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party since the date of the Secretary of State’s (or local equivalent’s) certificate referred to in Section 5.01(b), (ii) a true and correct copy of the organizational documents of such Loan Party as in effect on the date on which the resolutions or other proof of actions referred to in Section 5.01(c) were adopted and on the Effective Date, (iii) the due organization and good standing or valid existence of such Loan Party organized under the laws of the jurisdiction of its organization and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (iv) certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder or thereunder.

(e) Opinion of Counsel to the Loan Parties. The Lenders shall have received the favorable opinion of Sullivan & Cromwell LLP, counsel to the Loan Parties and covering such other matters as the Administrative Agent or counsel to the Administrative Agent may reasonably request (and for purposes of such opinions such counsel may rely upon opinions of counsel in other jurisdictions, provided that such other counsel are reasonably satisfactory to counsel to the Administrative Agent and such other opinions state that the Lenders are entitled to rely thereon).

(f) Security Interests. Except as otherwise expressly provided in this Credit Agreement or the Security Agreement, the Administrative Agent shall have received reasonably satisfactory evidence that the Administrative Agent has a perfected, first priority Lien on all of the Collateral granted to the Administrative Agent by the Loan Parties and that such Collateral is not encumbered by any other Lien other than Liens permitted hereunder or under the terms of the Security Agreement.

(g) Solvency Certificate. The Lenders shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent attesting to the Solvency of the Company and the Restricted Subsidiaries (taken as a whole) on the Effective Date and after giving effect to the Transactions, from a Responsible Officer of the Company.

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Company confirming compliance on the Effective Date with the conditions set forth in Sections 5.02(a) and (b).

(i) Financial Statements. The Administrative Agent shall have received the financial statements referenced in Section 6.04(a).

(j) Material Agreements. The Lenders shall have received a certificate from an officer of the Company stating that true and correct copies of the Arena License Agreements have been made available to counsel to the Administrative Agent (including all amendments and other modifications thereto as of the date of the certificate) and that no such agreements have been terminated.

(k) Know Your Customer and Other Documents. (i) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and such other documents, filings, instruments and papers relating to the documents referred to herein and the transactions contemplated hereby as any Lender or the Administrative Agent shall reasonably require and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Credit Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied), in each case at least three Business Days prior to the Effective Date to the extent the request for such documentation, Beneficial Ownership Certification or other information was made at least five Business Days prior to the Effective Date.

(l) Approvals. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that all consents and approvals required to be obtained from any Governmental Authority or any other Person in connection with the Transactions shall have been obtained.

(m) Certain Fees. All fees required to be paid to the Administrative Agent, the Lead Arranger and the Lenders on or before the Effective Date shall have been paid. Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (including Cravath, Swaine & Moore LLP) to the extent properly invoiced at least two Business Days prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(n) Projections. The Administrative Agent (or its counsel) shall have received the pro forma projections for the Company through the fiscal year ended June 30, 2027.

(o) Existing Credit Agreement Refinancing. Substantially concurrently with the initial Credit Extension on the Effective Date, the Existing Credit Agreement Refinancing shall have been consummated.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.02 Conditions to all Credit Extensions. The obligation of each Lender and each L/C Issuer to make the Credit Extensions hereunder (which shall not include any conversion or continuation of any outstanding Loan) is subject to the following additional conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing or would result from such proposed Credit Extension or from the application of proceeds thereof.

(b) Representations and Warranties. The representations and warranties of the Company and each other Loan Party in Article VI hereof or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of the making of, and after giving effect to, such Credit Extensions hereunder with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extensions or on such earlier date, as the case may be (after giving effect to such qualification); and except that for purposes of this Section 5.02, after the initial delivery of financial statements pursuant to Section 7.01(a) or (b), the representations and warranties contained in Section 6.04(a)(i) or (ii), respectively, shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) or (b), respectively;

(c) Certified Compliance. To the extent requested by the Administrative Agent or any Lender, a Responsible Officer of the Company shall have certified compliance with clauses (a) and (b) above to the Administrative Agent.

(d) Borrowing Notice. The Administrative Agent and, if applicable, the L/C Issuers shall have received a Request for Credit Extension in accordance with the requirements hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company and each of the Subsidiary Guarantors represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.01 Existence, Qualification and Power. The Company and each of the Restricted Subsidiaries is a limited or general partnership, limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect, and each of the Company and the Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Credit Agreement, the Notes and the other Loan Documents to which it is a party.

Section 6.02 Subsidiaries; Loan Parties. As of the Effective Date, Schedules 6.02(i) and 6.02(ii) contain a complete and correct list, as at the Effective Date, of (i) all Restricted Subsidiaries and (ii) Excluded Subsidiaries of the Company, and a description of the legal nature of such Subsidiaries (including, (x) with respect to each Subsidiary, the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number, the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Effective Date, the Company and each of the

Subsidiaries owns all of the ownership interests of the Subsidiaries indicated in such Schedules as being owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable, and (y) with respect to each Excluded Subsidiary, a list of its material assets and a description of its business activities).

Section 6.03 Authority; No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is bound, and each Credit Extension hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) subject to the consummation of the action described in Section 6.12, violate any Law or League Rule currently in effect (other than violations that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect), or any provision of any of the Loan Parties’ respective partnership agreements, charters or by-laws certificate of limited partnership, limited liability company agreement, by-laws or other organizational documents presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 6.03, each of which has been duly obtained) under, or require any payment to be made under (i) any Contractual Obligation or League Rule to which any Loan Party is a party or by which their respective properties may be bound or affected, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Loan Parties or their respective properties are subject (in each case under subclause (i) and/or (ii) above, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Loan Parties.

Section 6.04 Financial Condition; Absence of Material Adverse Effect.

(a) The Company has furnished to each Lender (i) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2021, and the related consolidated statements of operations for the fiscal year ended on said date, said financial statements having been certified by an independent Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, (ii) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2020, and the related consolidated statements of operations for the fiscal year ended on said date, and (iii) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2022, and the related consolidated statements of operations for the 9-month period ended on said date. Such financial statements are complete and correct in all material respects (subject, in the case of the unaudited financial statements referred to above, to year-end and audit adjustments), were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and fairly present the financial condition of the respective entity or groups of entities which is or are the subject of such financial statements (as stated above), on a consolidated basis, as at the respective dates of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the respective periods ended on said dates.

(b) None of the Company or the Restricted Subsidiaries had any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Company and its consolidated Subsidiaries as at said respective dates or as disclosed to the Lenders in writing prior to the Effective Date.

(c) Since June 30, 2021, there has been no event, change, condition, occurrence or circumstance which either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; provided that, the impacts of the COVID-19 pandemic on the business, assets, operations, property or financial condition of the Company and its Subsidiaries taken as a whole that (A) have already occurred and were disclosed in writing to the Lenders in the Lender Model or in the Specified Public Filings and (B) that were reasonably foreseeable (in consequence and duration) in light of any event, development or circumstance described in the foregoing clause (A) (provided that any such additional impacts described in this clause (B) are similar to the previously disclosed impacts described in the foregoing clause (A)), will in each case be disregarded for purposes of determining whether a material adverse change in the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, has occurred.

Section 6.05 Litigation, Compliance with Laws. As of the Effective Date, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company or any Restricted Subsidiary threatened, against the Company or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for such violations or defaults which, singly or in the aggregate, are not likely to have a Material Adverse Effect.

Section 6.06 Titles and Liens. The Company and each of the Subsidiary Guarantors has good title to, or a valid leasehold (or license or similar) interest in or right to use, all of its real and personal property necessary for the conduct of its business, (i) free and clear of all Liens except those permitted by Section 7.16 and (ii) except for minor defects in title or interest that do not interfere with its ability to conducts its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.07 Regulation U; Investment Company Act.

(a) None of the proceeds of any of the Credit Extensions shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; provided that both at the time of such use and thereafter compliance with Regulation U is maintained. The Company will notify the Administrative Agent promptly if any Loan Party purchases Margin Stock and, if requested by any Lender, the Company will furnish to the Lenders statements in conformity with the requirements of Regulation U.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 6.08 Taxes. Each of the Company and the Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Company or any of the Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, singly or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Other Credit Agreements. As of the Effective Date, Schedule 7.14 (Existing Indebtedness) and Schedule 7.16 (Existing Liens) contain complete and correct lists of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments presently in effect (including Capitalized Lease Obligations) providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of the Company and the Restricted Subsidiaries in a principal or face amount equal to $1,000,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.

Section 6.10 Full Disclosure.

(a) None of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Company or any Guarantor to the Administrative Agent or any Lender on or prior to the Effective Date in connection with the Transactions and the negotiation of this Credit Agreement or delivered hereunder or any other Loan Document on or prior to the Effective Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Effective Date); it being understood that for purposes of this Section 6.10, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

(b) As of the Effective Date, to the best knowledge of the Company, the information included in each Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Credit Agreement is true and correct in all respects.

Section 6.11 No Default. None of the Company and the Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation which default, either alone or in conjunction with all other such defaults, has had or is likely to have a Material Adverse Effect.

Section 6.12 Approval of Government, Regulatory Authorities and Third Parties. Except as set forth on Schedule 6.03 and other than any Non-Required Consents, no approval or consent of, or filing or registration with, (x) any Governmental Authority, (y) any League, or (z) any other third party, in the case of this clause (z) pursuant to any Contractual Obligation governing Indebtedness for borrowed money or any other Contractual Obligation that is material to the Business of the Company or any Restricted Subsidiary, is required in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) other than applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the exercise of creditors’ rights generally or principles of equity (which shall exclude any law, rule or regulation that is applicable to the Company and the Subsidiaries or the Loan Documents solely because such law, rule or regulation is part of a regulatory regime applicable to the Company or any Restricted Subsidiary due to their specific assets or business), the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All approvals, consents, filings, registrations or other actions described in Schedule 6.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 6.03).

Section 6.13 Binding Agreements. This Credit Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Loan Parties which is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

Section 6.14 Collective Bargaining Agreements Except as set forth in Schedule 6.14, as of the Effective Date, there are no collective bargaining agreements between the Company or the Restricted Subsidiaries and any trade or labor union or other employee collective bargaining agent.

Section 6.15 Investments. Schedule 6.15 contains a complete and correct list, as of the Effective Date, of all Investments of the Company and the Restricted Subsidiaries (other than any Investments in other Restricted Subsidiaries) in excess of $5,000,000, showing the respective amounts of each such Investment and the respective entity (or group thereof) in which each such Investment has been made.

Section 6.16 Solvency. As of the Effective Date, after giving effect to the consummation of the Transactions, the Company and the Restricted Subsidiaries, taken as a whole, are Solvent.

Section 6.17 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.16) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed as contemplated hereby and by the Collateral Documents, no filing or other action is necessary to perfect or to continue the perfection of such Liens.

Section 6.18 Subordinated Debt. The Loan Documents and all Obligations evidenced thereby constitute the “Senior Debt” and the “Designated Senior Debt” with respect to all subordinated Indebtedness of the Company and the Restricted Subsidiaries.

Section 6.19 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non-compliance would not result or reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the actual knowledge of a Responsible Officer of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification, except, in each case, where the absence or loss of such qualification would not result or reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except where any failure to make the required contributions would not result or reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the actual knowledge of a senior executive of the Company, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules of ERISA or the Code with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No Termination Event has occurred or is reasonably expected to occur; (ii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) to the knowledge of the Company or its ERISA Affiliates, neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which, in each case under this Section 6.19(c), such event or condition, together with all other such events or conditions, if any, has resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 6.20 Environmental Compliance. The Company and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the Company has no knowledge of any environmental claims, except to the extent that any potential non-compliance with Environmental Laws or any such claims would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.21 Intellectual Property, Licenses, Etc. As of the Effective Date, the Company and the Restricted Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights that are reasonably necessary for the operation of their business, in each case other than those the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 6.22 Compliance Matters. As of the Effective Date, (a) after giving effect to the Transactions, the Company is in compliance with the provisions of this Credit Agreement (including the Financial Covenants) on a pro forma basis, and (b) no Default or Event of Default has occurred and is continuing.

Section 6.23 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, the Subsidiaries, and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Company and the Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions. The Company has not requested any Borrowing or Letter of Credit, and will not use, and has used its reasonable best efforts to provide that the Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto. None of (i) the Company or any Subsidiary or (ii) to the knowledge of the Company, any of their respective directors, officers or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will result in a violation by the Loan Parties of Anti-Corruption Laws or applicable Sanctions.

Section 6.24 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VII

COVENANTS OF THE COMPANY

AND THE RESTRICTED SUBSIDIARIES

From the Effective Date and so long as the Commitments of the Lenders shall be in effect and until the payment in full of all Obligations hereunder (other than contingent indemnification obligations), the expiration, termination or cash collateralization of all Letters of Credit and the performance of all other Obligations of the Company under the Loan Documents, the Company and each of the Subsidiary Guarantors (but not, for the avoidance of doubt, the Parent) agrees that:

A. Informational Covenants:

Section 7.01 Financial Statements and Other Information. The Company will deliver to the Administrative Agent, on behalf of each Lender:

(a) As soon as available and in any event within 60 days after the end of each of the first three Quarters of each fiscal year of the Company commencing with the fiscal quarter ending March 31, 2022: (A) consolidated statements of operations of the Company and the Restricted Subsidiaries, taken together, in each case for such Quarter and for the period from the beginning of such fiscal year to the end of such Quarter (all prepared in accordance with GAAP), (B) the related consolidated balance sheets and consolidated cash flow statements of the Company and the Restricted Subsidiaries, taken together, in each case as at the end of such Quarter (which financial statements (other than statements of cash flows) shall set forth in comparative form the corresponding figures as at the end of and for the corresponding preceding fiscal year) (all prepared in accordance with GAAP) and (C) a certificate in the form of Exhibit D-1 of a Responsible Officer of the Company certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include a statement that the Responsible Officer signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.

(b) As soon as available and in any event within 120 days after the end of each fiscal year of the Company commencing with the fiscal year ending June 30, 2022: (A) consolidated statements of operations of the Company and the Restricted Subsidiaries, taken together, in each case for such fiscal year (all prepared in accordance with GAAP), (B) the related consolidated balance sheets and cash flow statements of the Company and the Restricted Subsidiaries, taken together, in each case as at the end of such fiscal year (which financial statements (other than cash flow statements) shall set forth in comparative form the corresponding figures as at the end of and for the preceding fiscal year) (all prepared in accordance with GAAP), (C) an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Company and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Company and the Restricted Subsidiaries (without a “going concern” or like qualification or exception (other than any such statement, qualification or exception resulting from an actual or anticipated financial covenant default under this Agreement on a future date or for a future period or an upcoming maturity date within one year) and without any qualification or exception as to the scope of such audit) and a certificate of such accountants stating that, in making the examination necessary for said opinion, they obtained no knowledge, except as specifically stated, of any failure by the Company or any Restricted Subsidiaries to comply with the covenants set forth in the Financial Covenants, and (D) a certificate in the form of Exhibit D-2 of a Responsible Officer of the Company certifying that such financial statements fairly present the financial condition and results of operations of the respective entities covered thereby as of the end of and for such fiscal year, respectively, in accordance with GAAP, which certificate shall include a statement that the Responsible Officer signing the same has no knowledge, except as specifically stated, that any Default has occurred and is continuing.

(c) Promptly after their becoming available, copies of all financial statements and reports which the Company or any Restricted Subsidiary shall have sent to public shareholders generally (other than tax returns unless specifically requested under Section 7.01(g)), copies of financial statements and reports which the Company shall have sent to the holders of any Indebtedness specified in Schedule 7.14, to the extent such statements and reports contain information relating to the designation of the Company’s Subsidiaries as “restricted subsidiaries” under the Debt Instruments governing any such Indebtedness, and to the calculation of financial ratios thereunder and copies of all regular and periodic reports, if any, which the Company or any Restricted Subsidiary shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange.

(d) Within seven days of the delivery of the financial statements referred to in Section 7.01(a) and (b), a Compliance Certificate, duly completed signed by a Responsible Officer of the Company and setting out the Adjusted Operating Income calculation for each quarter in the most recent Measurement Period.

(e) Promptly after any senior executive of the Company or any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a notice describing such Default and the action which is proposed to be taken with respect thereto.

(f) Promptly after any senior executive of the Company or any Restricted Subsidiary shall have obtained knowledge of (x) the occurrence of, or any material development in respect of, any Proceeding against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except Proceedings which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and (y) any Labor Dispute affecting the Company or a Restricted Subsidiary, a statement describing such Proceeding or Labor Dispute, as the case may be, except Labor Disputes which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(g) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Company or any of the Restricted Subsidiaries as the Administrative Agent, any Lender or any L/C Issuer, through the Administrative Agent, may reasonably request.

(h) Within seven days of the delivery of the financial statements referred to in Section 7.01(a) and (b), a list of any New Subsidiaries.

(i) Promptly, notice of any change in the information provided in any Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

(j) At any time that the Company is not Controlled by a Person that files reports with the SEC, promptly following any reasonable request therefor, copies of any detailed audit reports of the Company or any Restricted Subsidiary by independent accountants in connection with an audit of the accounts or books of the Company or such Restricted Subsidiary, in each case to the extent previously delivered to the Company or such Restricted Subsidiary and in each case to the extent that the Company or such Restricted Subsidiary is not prohibited from providing such report by applicable Laws or previously existing obligations to a third party.

(k) Annually, as soon as available, but in any event within 120 days after the first day of each fiscal year of the Company commencing with the fiscal year ending June 30, 2023, an annual budget of the Company and its Subsidiaries for such fiscal year in the same form prepared for the Company’s board of directors or similar governing entity in such other form reasonably satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are delivered electronically to the Administrative Agent as provided in Section 10.02. Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 7.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of any direct or indirect parent of the Company that directly or indirectly holds all of the Equity Interests of the Company or (ii) the Company’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (i) and (ii), (A) to the extent such information relates to a parent of the Company, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to the Company (or such parent), on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand and (B) to the extent such information is in lieu of information required to be provided under Section 7.01(b), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any explanatory statement as to the Company’s ability to continue as a “going concern” or like qualification or exception (other than any such statement, qualification or exception resulting from an actual or anticipated financial covenant default under this Agreement on a future date or for a future period or an upcoming maturity date) or any qualification or exception as to the scope of such audit.

B. Affirmative Covenants:

Section 7.02 Taxes and Claims. Each of the Company and the Restricted Subsidiaries will pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it, and all other lawful claims as the same shall become due and payable, except where a failure to do so, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, provided that none of the Company and the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Company and the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

Section 7.03 Insurance.

(a) Each of the Company and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates; provided that the Loan Parties shall not be required to maintain flood insurance except as set forth in clause (b) below. The Company will furnish to any Lender, upon the reasonable request of such Lender from time to time, information as to the insurance maintained in accordance with this Section 7.03. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder; provided, that, to the extent that the requirements of this Section 7.03 are not satisfied on the Effective Date, the Company may satisfy such requirements within ninety (90) days of the Effective Date (as extended by the Administrative Agent in its reasonable discretion, including to the extent such delay has arisen as a result of circumstances relating to the COVID-19 pandemic, in light of such circumstances).

(b) With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the applicable Loan Party (i) to the extent commercially available, shall obtain and maintain with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Effective Date, in which case such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require (not to exceed the maximum amount available under the Flood Insurance Laws) and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance. Further, no MIRE Event may be closed until the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (I) a completed flood hazard determination from a third party vendor; (II) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; (III) if required by Flood Insurance Laws, evidence of required flood insurance; and (IV) the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction (such written confirmation not to be unreasonably withheld, conditioned or delayed).

Section 7.04 Maintenance of Existence; Conduct of Business. Each of the Company and the Restricted Subsidiaries will preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, permits, licenses approvals and franchises, except (i) where a failure to do so, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

Section 7.05 Maintenance of and Access to Collateral. Each of the Company and the Restricted Subsidiaries will maintain, preserve and protect the Collateral in good working order and condition, ordinary wear and tear excepted, except where a failure to do so, singly or in the aggregate, would not reasonably be expected to be materially adverse to the interests of the Lenders, and will permit representatives of the Lenders to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours, in each case at such Lender’s expense, except during the continuance of an Event of Default.

Section 7.06 Compliance with Applicable Laws.

(a) Each of the Company and the Restricted Subsidiaries will comply with the requirements of all applicable Laws (including but not limited to Environmental Laws and ERISA) and all orders, writs, injunctions and decrees of any Governmental Authority a breach of which is likely to have, singly or in the aggregate, a Material Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.

(b) Each Loan Party will, and will cause each of their respective Subsidiaries to, conduct their businesses in compliance in all material respects with all applicable Anti-Corruption Laws and Sanctions. The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.07 [Reserved].

Section 7.08 Control Agreements. Subject to Section 7.13, the Company and each Subsidiary Guarantor shall maintain its cash and Cash Equivalents in Deposit Accounts subject to Deposit Account Control Agreements (other than any Excluded Accounts and other than accounts containing cash and Cash Equivalents in the aggregate not in excess of $5,000,000).

Section 7.09 Use of Proceeds. The Company shall (a) use the proceeds of the Term Facility to (i) effect the Existing Credit Agreement Refinancing, (ii) pay fees, premiums, costs and expenses incurred in connection with the Transactions and/or (iii) subject to Section 7.24, make one or more dividends or distributions to Parent; and (b) use the proceeds of the Revolving Credit Facility (i) for working capital and other general purposes of the Company and/or (ii) to pay fees, premiums, costs and expenses incurred in connection with the Transactions.

Section 7.10 Covenant to Guarantee Obligations and Give Security. Following (x) the formation or acquisition of any direct or indirect wholly-owned Subsidiary (other than any Excluded Subsidiary, any Foreign Subsidiary or a Subsidiary that is held directly or indirectly by a Foreign Subsidiary) by any Loan Party, or (y) the acquisition of any property not constituting an Excluded Asset by any Loan Party (including Equity Interests in a first-tier Foreign Subsidiary) if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Company shall, at the Company’s expense:

(a) on the later of sixty (60) days after such an event or at the time of delivery of the Compliance Certificate set forth in Section 7.01(d), cause such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Company’s obligations under the Loan Documents,

(b) on the later of sixty (60) days after such an event or at the time of delivery of the Compliance Certificate set forth in Section 7.01(d), cause such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Supplemental Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (or in substantially the form attached to the Security Agreement, if applicable) (including delivery of all Pledged Equity Interests in and of such Subsidiary (limited to 65% of voting equity interests of any Foreign Subsidiary), and other instruments of the type specified in Section 5.01(a)(iii)), and

(c) at the time of delivery of the Compliance Certificate set forth in Section 7.01(d), cause such Subsidiary (if it has not already done so) to take any actions required under the Security Agreement (including the filing of UCC financing statements) as may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties subject to the Supplemental Collateral Documents delivered pursuant to this Section 7.10;

provided that with respect to after-acquired property of any Loan Party as to which an effective Uniform Commercial Code financing statement is on file in the appropriate jurisdiction and which does not constitute deposit or securities accounts (as to which the provisions above shall be applicable), such Loan Party may satisfy the requirements of this Section 7.10 at the time of delivery of the next certificate required pursuant to Section 7.01(b).

Section 7.11 Books and Records. The Company and the Restricted Subsidiaries shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied.

Section 7.12 [Reserved].

Section 7.13 Further Assurances and Post-Closing Matters.

(a) The Company shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (w) carry out more effectively the purposes of the Loan Documents, (x) to the fullest extent permitted by applicable Law, subject to any Loan Party’s properties, assets, rights or interests comprising Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (z) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries, to the extent applicable, to do so.

(b) The Company will, and will cause each of its Restricted Subsidiaries to, take each of the following actions within 90 days of the Effective Date (as such time may be extended by the Administrative Agent in its reasonable discretion, including to the extent such delay has arisen as a result of circumstances relating to the COVID-19 pandemic, in light of such circumstances):

(i) Real Estate. The Company will cause to be delivered:

(A) a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(B) [Reserved];

(C) a survey of each Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Administrative Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Administrative Agent, which certification shall be reasonably acceptable to the Administrative Agent and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are reasonably acceptable to the Administrative Agent) (a “Survey”) provided, however, that a Survey shall not be required to the extent that an existing survey (which need not meet the requirements of clause (d) above) together with an “affidavit of no change” is delivered to the Administrative Agent;

(D) favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent;

(E) (I) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area pursuant to the Flood Insurance Laws, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (y) evidence of flood insurance as and to the extent required by Section 7.03(b), and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent; and

(F) such other documents the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property of Borrower or any other Loan Party until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(ii) Insurance. The Company will cause (x) each of the liability insurance policies maintained by or on behalf of Loan Parties to name the Administrative Agent on behalf of the Secured Parties, as an additional insured thereunder and (b) each of the casualty insurance policies maintained by or on behalf of Loan Parties to contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder.

(c) As promptly as practicable and in no event later than 90 days following the Effective Date (as such time may be extended by the Administrative Agent in its reasonable discretion, including to the extent such delay has arisen as a result of circumstances relating to the COVID-19 pandemic, in light of such circumstances), the Company and the Subsidiary Guarantors shall deliver to the Administrative Agent a Deposit Account Control Agreement covering each Deposit Account (other than any Excluded Accounts and other than accounts containing cash and Cash Equivalents in the aggregate not in excess of $5,000,000).

C. Negative Covenants:

Section 7.14 Indebtedness. Neither the Company nor any of the Restricted Subsidiaries will, nor permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness except:

(a) Indebtedness hereunder (including any Incremental Loans) and any Permitted Refinancing Indebtedness in respect thereof;

(b) Incremental Equivalent Debt and Refinancing Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;

(c) obligations under or in respect of Swap Contracts for bona fide hedging purposes and not for speculative purposes and Guarantees thereof;

(d) Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of the Company or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that such Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of any Restricted Subsidiary which is not a Guarantor shall not, when combined with the aggregate amount of Indebtedness of the Company or any Restricted Subsidiary owed to any Restricted Subsidiary which is not a Guarantor incurred pursuant to Section 7.14(e), exceed at any one time outstanding the greater of (i) $25,000,000 and (ii) 20.0% of Adjusted Operating Income for the most recently completed Measurement Period;

(e) (A) Indebtedness of the Company owed to any Guarantor and Indebtedness of any Guarantor owed to the Company or any other Guarantor, and (B) Indebtedness of the Company or any Restricted Subsidiary owed to any Restricted Subsidiary which is not a Guarantor; provided that such Indebtedness under this clause (B) shall (i) be subordinated to the Obligations pursuant to the Master Subordinated Intercompany Note and (ii) not, when combined with the aggregate amount of Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of any Restricted Subsidiary which is not a Guarantor incurred pursuant to Section 7.14(d), exceed at any one time outstanding the greater of (A) $25,000,000 and (B) 20.0% of Adjusted Operating Income for the most recently completed Measurement Period;

(f) Indebtedness issued and outstanding on the Effective Date to the extent set forth on Schedule 7.14 and any renewals, extensions or refundings thereof in a principal amount incurred under this clause (f) not to exceed the amount so renewed, extended or refunded;

(g) other Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding (when taken together with the aggregate principal amount of Indebtedness outstanding at such time under clause (o) of this Section 7.14) of up to the greater of (A) $50,000,000 and (B) 40% of Adjusted Operating Income for the most recently completed Measurement Period;

(h) Indebtedness constituting an Investment permitted under Section 7.17 (other than clause (h) thereof); provided that any Indebtedness of a Loan Party owed to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Master Subordinated Intercompany Note;

(i) Indebtedness of any Arena Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets used in the business of the Arena Subsidiaries or the Arena; provided that, the aggregate principal amount of outstanding Indebtedness permitted by this paragraph (i) shall not at any time exceed $50,000,000;

(j) Indebtedness of the Company and the Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and purchase money security interests, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any extension or renewal thereof; provided that (A) such Indebtedness is incurred prior to, or within 180 days after, such acquisition or the completion of such construction or improvement (provided that the Administrative Agent shall, without any requirement for Lender consent, extend such original 180 day period by an additional 180 days upon its receipt of a written extension request from the Company), and (B) the aggregate principal amount of outstanding Indebtedness permitted by this paragraph (j) shall not at any time exceed $25,000,000;

(k) Indebtedness arising from netting services, overdraft protection, cash management services, endorsements or instruments and other items for deposit in the ordinary course of business;

(l) other unsecured Indebtedness so long as the Total Leverage Ratio on a pro forma basis at incurrence is equal to or less than 4.00:1.00 calculated on a pro forma basis after giving effect to such incurrence (and any related refinancings) and recomputed as of the most recently completed Measurement Period for which financial statements have been delivered or deemed delivered pursuant to Section 7.01; provided that (i) such Indebtedness does not mature on or prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, 91 days after the maturity date of the Initial Revolving Credit Loans and (ii) the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, 91 days after that of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Terms Loans, as applicable (other than, in the case of (i) and (ii), with respect to maturity, customary extension rollover provisions (including by conversion or exchange) for bridge facilities, in which case, such maturity may be earlier than 91 days after that of the Initial Revolving Credit Loans and Initial Term Loans if such maturity is automatically extended upon the initial maturity date to a date not earlier than 91 days after the maturity date of the Initial Revolving Credit Loans and Initial Terms Loans, as applicable);

(m) Indebtedness secured by mortgages on Real Property; provided that the aggregate principal amount of outstanding Indebtedness permitted by this paragraph (m) shall not at any time exceed $25,000,000;

(n) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations of the Company or any of the Restricted Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or property was acquired from such Person to the extent such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such property, not to exceed in an aggregate principal amount at any time outstanding (when taken together with the aggregate principal amount of Indebtedness outstanding at such time under clause (g) of this Section 7.14) the greater of (A) $50,000,000 and (B) 40% of Adjusted Operating Income for the most recently completed Measurement Period as of the date of incurrence of such Indebtedness, and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded (it being understood that any accrued but unpaid interest and the amount of all expenses and premiums incurred in connection therewith added to any principal amount shall not constitute an increment in principal for purposes of this paragraph); provided that the Company and the Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving pro forma effect to such incurrence of such Indebtedness and after giving pro forma effect to the related acquisition;

(p) any earnout obligation or purchase price holdback that comprises a portion of the consideration for an acquisition permitted hereunder;

(q) Indebtedness in respect of sale and leaseback transactions in an amount not to exceed $25,000,000; and

(r) Indebtedness incurred in a receivables or factoring transaction (and any refinancing) or by a special purpose securitization vehicle (or similar entity) in a Qualifying Securitization Facility that is not recourse (except for Standard Securitization Undertakings) to the Company or any of the Restricted Subsidiaries in an amount not to exceed $25,000,000;

(s) Indebtedness representing deferred compensation to employees of Company or any Subsidiary (or of MSG Entertainment Corp., Parent or any other direct or indirect parent company of the Company) incurred in the ordinary course of business;

(t) Indebtedness in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness for borrowed money) in the ordinary course of business; and

(u) Indebtedness consisting of obligations under deferred compensation, indemnification, adjustment of purchase or acquisition price or other similar arrangements incurred in connection with any Investment permitted hereunder.

provided, however, that the foregoing exceptions shall not permit any Indebtedness for borrowed money to be incurred by any Arena Subsidiary or Guarantees by any Arena Subsidiary (in each case, other than Indebtedness permitted to be incurred pursuant to Section 7.14(i)).

For purposes of determining compliance with this Section 7.14, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described above, but may be permitted in part under any relevant combination thereof, (B) in the event that any Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Company may, in its sole discretion, at the time such Indebtedness is incurred or at any time thereafter, divide, classify or reclassify such Indebtedness (or any portion thereof) in any manner that complies with this Section 7.14; provided that all Indebtedness outstanding under the Loan Documents shall be deemed to have been incurred only in reliance on Section 7.14(a).

Section 7.15 [Reserved].

Section 7.16 Liens. Neither the Company nor any Restricted Subsidiary will, nor permit any Restricted Subsidiary to, create or suffer to exist, any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of its assets, in each case now owned or hereafter acquired, securing any Indebtedness or other obligation (all such security being herein called “Liens”), except:

(a) Liens on property securing Indebtedness owed to the Company or any Guarantor;

(b) purchase money mortgages or Liens, Liens securing Capitalized Lease Obligations or other Indebtedness for the deferred acquisition price of property or services to the extent such Liens attach solely to the property acquired with or subject to such Indebtedness and Liens consisting of precautionary filings by lessors under operating leases to the extent such Liens attach solely to (and such filings solely cover) leased property;

(c) Liens securing all of the Obligations of the Company and the Restricted Subsidiaries hereunder (including, for the avoidance of doubt, Liens in favor of a Hedge Bank in connection with a Secured Hedge Agreement and Liens in favor of a Cash Management Bank in connection with a Secured Cash Management Agreement) and Liens on cash to Cash Collateralize Letters of Credit pursuant to Section 2.03(g);

(d) Permitted Liens;

(e) other Liens on property in effect on the Effective Date to the extent set forth on Schedule 7.16;

(f) Liens on shares of the capital stock of, or partnership interest in, any Excluded Subsidiary;

(g) Liens on cash consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing;

(h) Liens on Collateral securing Incremental Equivalent Debt and Refinancing Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the then available Incremental Facility Limit and (ii) such Liens shall be subject to (A) in the case of Incremental Equivalent Debt or Refinancing Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (B) in the case of Incremental Equivalent Debt or Refinancing Equivalent Debt secured on a pari passu basis with the Obligations, a customary “equal priority” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(i) Liens securing any Indebtedness permitted to be incurred pursuant to Section 7.14(i) and any Permitted Refinancing Indebtedness in respect thereof;

(j) Liens on cash, Cash Equivalents, and other funds or securities on deposit or maintained with a depository institution, broker-dealer, securities or commodities broker or other financial intermediary, in each case arising in the ordinary course of business;

(k) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing permitted by Section 7.14(r); and

(l) other Liens not otherwise permitted by this Section 7.16 securing obligations permitted under this Credit Agreement, so long as the aggregate outstanding principal amount of the obligations secured by such Liens do not exceed (as to the Company and all Restricted Subsidiaries) at any one time outstanding the greater of (A) $50,000,000 and (B) 40% of Adjusted Operating Income for the most recently completed Measurement Period as of the date of incurrence of such Liens;

provided, however, in no event shall the foregoing exceptions permit any Liens on the assets of, or any Equity Interests issued by, any Arena Subsidiary, other than (i) Permitted Liens not securing borrowed money or (ii) Liens permitted to be incurred pursuant to Section 7.16(i).

For purposes of determining compliance with this Section 7.16, (A) Liens need not be permitted solely by reference to one category described above, but may be permitted in part under any relevant combination thereof, (B) in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Company may, in its sole discretion, at the time such Lien is incurred or at any time thereafter, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 7.16; provided that all Liens outstanding under the Loan Documents shall be deemed to have been incurred only in reliance on Section 7.16(a).

Section 7.17 Investments. Neither the Company nor any Restricted Subsidiary will, nor permit any Restricted Subsidiary to, directly or indirectly, (i) make any advances, loans, accounts receivable (other than accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary) or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or a Guarantee or other similar obligation of such Person or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Company or any Guarantor)), (ii) purchase or own any stocks, bonds, notes, debentures or other securities (including any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with any Person (other than the Company or any Subsidiary Guarantor), or (iii) purchase or acquire (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Company or any Subsidiary Guarantor) (all such transactions referred to in clauses (i), (ii) and (iii) being herein called “Investments”), except for (a) Investments in Excluded Subsidiaries in the ordinary course of business solely for the purposes of repairing, replacing, upgrading or otherwise maintaining operating assets; provided that the aggregate amount of all such Investments, when combined with the aggregate amount of Dispositions made pursuant to Section 7.24(a), does not exceed $100,000,000, (b) Permitted Investments, (c) from and after delivery to the Administrative Agent of the financial information with respect to the fiscal quarter ending December 31, 2022 required by Section 7.01(a) and the related Compliance Certificate, other Investments so long as (i) the Company and the Restricted Subsidiaries are in pro forma compliance with the Financial Covenants at the time any such Investment is made after giving pro forma effect thereto and (ii) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Investment (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b)) (d) (i) Investments in a special purpose securitization vehicle or any Investment by such vehicle in any other Person in connection with a Qualified Securitization Financing permitted by Section 7.01(r); provided, however, that any such Investment consists of Securitization Assets or equity, and (ii) distributions or payments of securitization fees and purchases of Securitization Assets in connection with a Qualified Securitization Financing; (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers of sellers of goods or services made in the ordinary course of business; (f) loans or advances or other similar transactions with customers, distributors, clients, developers, artists, promoters, managers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business; provided that any Investment constituting a transfer of property or assets other than cash and Cash Equivalents shall only be permitted to the extent that such transfer could be effected pursuant to Section 7.24; (g) Investments consisting of Indebtedness (including Guarantees), Liens, Restricted Payments, fundamental changes and Dispositions permitted under Sections 7.14 (other than clauses (h) and (i)(i) thereof), 7.16, 7.18, 7.23 and 7.24 (other than clauses (a)(ii) and (b) thereof) and (h) Investments by the Company or its Restricted Subsidiaries, if the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 7.18 for all purposes of this Agreement); provided that the aggregate amount of all Investments made in Excluded Subsidiaries after the Effective Date (other than any Investments made pursuant to the foregoing clauses (c), (e), (g) and (h)) shall not exceed $100,000,000.

Section 7.18 Restricted Payments. Neither the Company nor any Restricted Subsidiary will, nor permit any Restricted Subsidiary to, directly or indirectly, make or declare any Restricted Payment (other than a Permitted Parent Payment) at any time, except

(a) on the Effective Date, (i) so long as no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is made or would result from the making or declaration of such Restricted Payment, a one-time Restricted Payment in cash in an amount not to exceed Excess Liquidity, calculated on a pro forma basis after giving effect to such Restricted Payment, the Existing Credit Agreement Refinancing, the other Transactions and the payment of costs and expenses in connection therewith and (ii) the Disposition to the Parent on the Effective Date of (x) the Equity Interests in MSG BCE, LLC and BCE and (y) Indebtedness owed by BCE to the Borrower;

(b) from and after delivery to the Administrative Agent of the financial information with respect to the fiscal quarter ending December 31, 2022 required by Section 7.01(a) and the related Compliance Certificate, other Restricted Payments so long as (i) the Company and the Restricted Subsidiaries are in pro forma compliance with the Financial Covenants at the time any such Restricted Payment is made after giving pro forma effect thereto and (ii) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Restricted Payment (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b));

(c) each Restricted Subsidiary may make Restricted Payments to the Company and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Company or any such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests);

(d) the Company and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the form of Equity Interests of such Person; and

(e) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.17 (other than Section 7.17(g)), 7.23 (other than a merger or consolidation involving the Company), or 7.20 (other than Section 7.20(d), (f) and (h)).

Section 7.19 Business. Neither the Company nor any Restricted Subsidiary (but excluding any other Affiliate of the Company) shall, nor permit any Restricted Subsidiary to, directly engage in any material line of business substantially different from those lines of business conducted by the Company and the Restricted Subsidiaries on the Effective Date, other than any business reasonably related or incidental, complementary or ancillary thereto or a reasonable extension thereof (collectively, the “Business”).

Section 7.20 Transactions with Affiliates(a) . Neither the Company nor any Restricted Subsidiary will, nor permit any Restricted Subsidiary to, effect any transaction with any of its Affiliates that is not a Restricted Subsidiary (including, for the avoidance of doubt, any transaction with (i) any Subsidiary of MSG Entertainment Corp. that is not the Company or a Subsidiary of the Company or (ii) any Dolan Family Interest Controlled Person) on terms that are, taken as a whole, less favorable in any material respect to the Company or such Restricted Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party other than (a) overhead, office services and other ordinary course allocations of costs and services, in each case under this clause (a), on a reasonable basis, (b) allocations of tax liabilities and other tax-related items among the Company and its Affiliates based in all material respects upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the

Company and the Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer, (c) agreements and arrangements set forth on Schedule 7.20 and amendments, renewals and extensions thereof on terms not materially less favorable in the aggregate to the interests of the Lenders than those in existence as of the date of this Credit Agreement, (d) Permitted Parent Payments, (e) Permitted Restricted Subsidiary Transactions, (f) Restricted Payments not prohibited under Section 7.18, (g) Guarantees of Indebtedness of the Parent by the Company that are not prohibited under Section 7.14 or Section 7.16, (h) any transaction or series of related transactions involving property or assets having a fair market value of no greater than $5,000,000 and (i) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing.

Section 7.21 Amendments of Certain Instruments. Except in connection with transactions otherwise permitted hereunder, neither the Company nor any Restricted Subsidiary will, nor permit any Restricted Subsidiary to, amend, modify or supplement any of the provisions of its certificate of incorporation or by-laws or other constitutive documents other than amendments that would not be materially adverse to the interests of the Lenders.

Section 7.22 Cash Management Arrangements. The Company shall not, nor permit any Restricted Subsidiary to, materially change its cash management practices with respect to holding, or the sweeping of, cash at Restricted Subsidiaries that are not Subsidiary Guarantors without the consent of the Required Lenders.

Section 7.23 Fundamental Changes. Neither the Company nor any Restricted Subsidiary shall, nor permit any Restricted Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and the Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that any Restricted Subsidiary may enter into a Permitted Restricted Subsidiary Transaction.

Section 7.24 Dispositions. Neither the Company nor any Restricted Subsidiary shall, nor permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition except:

(a) Dispositions to Excluded Subsidiaries by the Company or any Guarantor in the ordinary course of business for the purposes of maintenance, repair or replacement of operating assets; provided that the aggregate amount of all such Dispositions, when combined with the aggregate amount of Investments made in reliance on clause (a) of Section 7.17, does not exceed $100,000,000;

(b) Dispositions between and among the Company and any Subsidiary; provided that, (i) if the transferor in such a transaction is a Loan Party, then either (A) the transferee must a Loan Party or (B) such Disposition shall be treated as an Investment and such Investment must be a permitted Investment in accordance with Section 7.17 and (ii) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for fair value and otherwise permitted by Section 7.17;

(c) any Disposition that results in the concurrent or substantially concurrent repayment in full and termination of this Credit Agreement;

(d) other Dispositions; provided that (i) the Company and the Restricted Subsidiaries are in pro forma compliance with the Financial Covenants, both immediately before and immediately after giving effect to such Disposition, (ii) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Disposition and (iii) at least 75% of the aggregate consideration for such Disposition shall be paid in cash or Cash Equivalents; provided, however, that any Disposition pursuant to this Section 7.24(d) shall be for fair market value and shall be subject to the requirements of Section 2.05(b); provided, further that, for purposes of this provision, each of the following shall be deemed to be cash:

(i) (A) instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that within 180 days of the closing is converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received and (B) any cash payments received with respect to instruments, notes, securities or other obligations referred to in clause (A) immediately above within 180 days of such Disposition;

(ii) the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation or assumption agreement; and

(iii) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in the Disposition, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $25,000,000 at the time of receipt of such outstanding Designated Non-Cash Consideration (with the fair market value (as reasonably determined by the Company in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(e) any Disposition of the Specified Investments for fair market value to a Person that is not an Affiliate of the Company;

(f) any Disposition of Securitization Assets to a special purpose securitization vehicle (or similar entity); provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(g) Dispositions (other than of any interest in the Arena) to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Company or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision) or to the extent of any conversion allowable under Section 1033 of the Code (or comparable or successor provision);

(h) Dispositions of property consisting of Events of Loss;

(i) the Disposition to Parent on the Effective Date of (x) the Equity Interests in MSG BCE, LLC and BCE and (y) Indebtedness owed by BCE to the Borrower;

(j) Dispositions in connection with sale and leaseback transactions in an amount not to exceed $25,000,000; and

(k) other Dispositions involving assets having a collective fair market value of not greater than $10,000,000.

Section 7.25 Accounting Changes. Make any change in (a) accounting policies, except as required or permitted by GAAP, or (b) the fiscal quarter or fiscal year, except that upon not less than 10 Business Days’ prior notice, the Company may change its fiscal year end from June 30 to December 31.

Section 7.26 Negative Pledge; Burdensome Agreements.

(a) The Company shall not enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement or other arrangement prohibiting or conditioning the creation or assumption of any Lien upon any of the Collateral except:

(i) agreements in favor of the Secured Parties;

(ii) agreements governing Indebtedness secured by Liens permitted under Section 7.16(b) so long as such restrictions extend only to the property acquired with or subject to such Indebtedness;

(iii) agreements in existence on the Effective Date and set forth on Schedule 7.26(a), including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Credit Agreement;

(iv) Contractual Obligations solely to the extent that the lessor, licensor or counterparty imposes a negative pledge with respect to the Contractual Obligation;

(v) agreements or other arrangements imposed by law or by this Credit Agreement or any other Loan Document;

(vi) agreements that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(vii) agreements that include customary restrictions that arise in connection with any Lien permitted under Section 7.16 and relate to the property subject to such Lien or any Disposition permitted under Section 7.24 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(viii) agreements that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(ix) agreements that comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.14 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(x) agreements that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(xi) agreements that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xii) agreements that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xiii) Contractual Obligations that arise in connection with cash or other deposits permitted under Section 7.16; and

(xiv) Contractual Obligations that comprise restrictions that are, taken as a whole, in the good faith judgment of the Company, no more restrictive with respect to the Company or any Restricted Subsidiary than customary market terms for Indebtedness of such type or that the Company shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder.

(b) The Company shall not enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement or other arrangement prohibiting or conditioning the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to Guarantee Indebtedness of the Company or any other Restricted Subsidiary except:

(i) agreements in existence on the Effective Date and set forth on Schedule 7.26(b), including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Credit Agreement;

(ii) agreements or other arrangements imposed by law or by this Credit Agreement or any other Loan Document;

(iii) customary provisions in joint venture agreements and other similar agreements applicable to currently existing joint ventures or joint ventures permitted under Section 7.17 and applicable solely to such joint venture entered into in the ordinary course of business;

(iv) agreements that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(v) agreements that include customary restrictions that arise in connection with any Lien permitted under Section 7.16 and relate to the property subject to such Lien or any Disposition permitted under Section 7.24 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(vi) agreements that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(vii) agreements that comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.14 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(viii) agreements that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(ix) agreements that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x) agreements that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xi) Contractual Obligations that arise in connection with cash or other deposits permitted under Section 7.16; and

(xii) Contractual Obligations that comprise restrictions that are, taken as a whole, in the good faith judgment of the Company, no more restrictive with respect to the Company or any Restricted Subsidiary than customary market terms for Indebtedness of such type or that the Company shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder.

Section 7.27 Anti-Corruption Laws and Sanctions. The Company will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.28 Optional Payments and Modifications of Subordinated Debt.

(a) The Company will not, and will not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) payments of regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to subordinated Indebtedness that are prohibited by the subordination provisions thereof) and, to the extent the Maturity Date (as determined as of the date of incurrence of such subordinated Indebtedness) is extended pursuant to the terms hereof, payments of principal at scheduled maturity of such subordinated Indebtedness;

(ii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness (x) with the net cash proceeds of, or in exchange for, any Permitted Refinancing Indebtedness, (y) in exchange for, or out of the proceeds of, a substantially concurrent cash or non-cash contribution (within 60 days deemed as substantially concurrent) to the capital of the Company or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of equity interests of the Company or (z) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such repayment, prepayment, redemption, repurchase, defeasance, acquisition or retirement; and

(iii) from and after delivery to the Administrative Agent of the financial information with respect to the fiscal quarter ending December 31, 2022 required by Section 7.01(a) and the related Compliance Certificate, other Restricted Debt Payments so long as (i) the Company and the Restricted Subsidiaries are in pro forma compliance with the Financial Covenants at the time any such Restricted Debt Payment is made after giving pro forma effect thereto and (ii) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Restricted Debt Payment (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.01(a) or (b)).

(b) The Company will not, and will not permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (taken as a whole) of any subordinated Indebtedness in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

D. Financial Covenants:

Section 7.29 Total Leverage Ratio. The Company and the Restricted Subsidiaries (on a consolidated basis) shall not permit the Total Leverage Ratio to exceed (a) in the case of the Measurement Periods ending on June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, 6.00:1.00, (b) in the case of the Measurement Periods ending after March 31, 2024 and on or prior to March 31, 2026, 5.50:1.00, and (c) in the case of any Measurement Period ending after March 31, 2026, 4.50:1.00. Such covenant shall be tested as of the last date of the applicable Measurement Period, upon the delivery of the Compliance Certificate with respect to such Measurement Period.

Section 7.30 Debt Service Coverage Ratio. The Company and the Restricted Subsidiaries (on a consolidated basis) shall maintain a Debt Service Coverage Ratio of not less than (a) in the case of each Measurement Period ending after September 30, 2022 and on or prior to June 30, 2024, 2.00:1.00, and (b) in the case of any Measurement Period ending after June 30, 2024, 2.50:1.00. Such covenant shall be tested as of the last date of the applicable Measurement Period, upon the delivery of the Compliance Certificate with respect to such Measurement Period.

Section 7.31 Minimum Liquidity. The Company shall not permit, as of the last day of any Quarter (beginning with the Quarter in which the Effective Date occurs), average daily Liquidity during the last month of such Quarter to be less than $50,000,000 (the “Minimum Liquidity Level”).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) Any representation or warranty in this Credit Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including any amendment thereto), or any certification made or deemed to have been made by the Company or any Restricted Subsidiary to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; or

(b) Default in (x) the payment when due of any principal of any Loan or L/C Obligation or default in the deposit when due of funds as Cash Collateral in respect of L/C Obligations, or (y) default in the payment when due of interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable to the Administrative Agent, any Lender or any L/C Issuer hereunder or under any other Loan Document, and the failure to pay such interest, fee or such other amount within five Business Days after the same becomes due; or

(c) Default by (i) the Company or any of the Restricted Subsidiaries in the performance or observance of any of its agreements in Article VII hereof (other than Section 7.01 (excluding Section 7.01(e)), Section 7.02, Section 7.04 (solely with respect to the maintenance of existence of the Company), Sections 7.05 through 7.08 (inclusive), Sections 7.10 through 7.13 (inclusive), Section 7.17, Section 7.19, Section 7.20) or (ii) the Parent in the performance or observance of any of its agreements in the Parent Negative Pledge Agreement; or

(d) Default by the Company or any of the Restricted Subsidiaries in the performance or observance of any of its other agreements herein (other than those specified in Section 8.01(b) or (c)) or in any other Loan Document, which in each case shall remain unremedied for 30 days after notice thereof shall have been given to the Company by any Lender or the Administrative Agent (provided that such period shall be five days in the case of a default under Section 7.17); or

(e) Any Indebtedness of the Company (including any Indebtedness hereunder) or any of the Restricted Subsidiaries in an aggregate principal amount of $50,000,000 or more, excluding (i) any Indebtedness owing solely to the Company or a Restricted Subsidiary and (ii) any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or

(f) Any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of the Company or any of the Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $50,000,000 or more is outstanding (other than Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or

(g) The Company or any of the Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law or (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against the Company or any Restricted Subsidiary in any involuntary case under any such Debtor Relief Law; or

(h) A case or other proceeding shall be commenced, without the application, approval or consent of the Company or any of the Restricted Subsidiaries, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of the Company or any Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Restricted Subsidiary or of all or any substantial part of its assets, or any other similar action with respect to the Company or such Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days, or an order for relief against the Company or any Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or

(i) (i) A judgment for the payment of money in excess of $25,000,000 shall be rendered against the Company or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, or (ii) any one or more non-monetary final judgments shall be rendered against the Company or any Restricted Subsidiary that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect; or

(j) Except as would not have a Material Adverse Effect, (i) any Termination Event shall occur; (ii) any Person shall engage in any Prohibited Transaction involving any Plan; (iii) the Company or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Company’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan; (iv) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (v) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that any Multiemployer Plan to which the Company or any ERISA Affiliate contributes is in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (vi) the Company or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA; (vii) a proceeding shall be instituted by a fiduciary of any Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (viii) the assumption of, or any material increase in, the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or

(k) Any Collateral Document after delivery thereof pursuant to Sections 5.01 or 7.10 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.16) on a material portion of the Collateral other than as a result of any action or inaction by the Administrative Agent, and such condition shall remain unremedied for a period of 30 days after the earlier of (i) knowledge of such Default by a senior executive of the Company and (ii) notice in writing thereof being given to the Company by any Lender or the Administrative Agent; or

(l) The Company or any Restricted Subsidiary asserts or any Person obtains a judgment establishing that (i) any material provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents; or

(m) There occurs any Change of Control; or

(n) There occurs any material default under any Arena License Agreement by any party thereto, including any material (i) “Rangers Default” (as defined therein) under the Rangers Arena License Agreement or (ii) “Knicks Default” (as defined therein) under the Knicks Arena License Agreement; or

(o) Any Arena License Agreement is terminated or ceases to be in full force and effect.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to any Lender hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it and such Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (subject to any applicable intercreditor agreement):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, to the extent due and payable, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, and which have become due and owing, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of (x) any notice of any of the events or circumstances set forth or described in Section 7.01(e) unless and until written notice thereof stating that it is a “notice under Section 7.01(e)” in respect of this Credit Agreement and identifying the specific clause under such Section is given to the Administrative Agent by the Company or (y) notice of any Default or Event of Default unless and until written notice (stating that it is a “notice of Default” or a “notice of Event of Default”) describing such Default or Event of Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Any resignation by, or removal of, JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, (ii) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, the Syndication Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger, the Syndication Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Credit Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date

(c) (i) Each Lender and each L/C Issuer hereby agrees that (A) if the Administrative Agent notifies such Lender or such L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable Law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 9.07(c) shall be conclusive, absent manifest error.

(ii) Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company hereby agrees that (A) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations of the Company hereunder.

(iv) Each party’s obligations under this Section 9.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an L/C Issuer, as applicable, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Company hereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.09 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each Lender, each L/C Issuer and each of the other Secured Parties irrevocably authorizes the Administrative Agent to, and the Administrative Agent hereby agrees with the Company:

(a) to release any Lien on any Collateral and any other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination or Cash Collateralization in accordance with Section 2.03(g) of all Letters of Credit, or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) Liens on any Collateral and any other property granted to or held by the Administrative Agent under any Loan Document will be automatically released if the property subject to such Lien is the subject of a Disposition or other transfer permitted under and accomplished in accordance with the terms of this Credit Agreement;

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) to release any Lien upon any property becoming subject to a Securitization Financing to the extent required by the terms of such Securitization Financing.

Upon request by the Company or the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11 Credit Bidding(a) . The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Credit Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Credit Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, the Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as provided in Section 3.03, no amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Company or the applicable Loan Party, as the case may be, and the Required Lenders, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.02, or, in the case of the initial Credit Extension on the Effective Date, Section 5.01, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 5.02 as to any Credit Extension after the Effective Date under a Facility without the written consent of the Lenders holding more than 50% of the sum of (i) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations under a Revolving Credit Facility being deemed “held” by such Lender under such Facility for purposes of this clause (b)) and (ii) the aggregate unused Commitments under such Facility;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Credit Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each affected Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

(f) (i) alter the pro rata sharing of payments required herein without the written consent of each affected Lender or (ii) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), in any manner that materially and adversely affects the Lenders under a Facility without the written consent of each affected Lender, or (iii) Section 8.03, without the written consent of each Lender;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender, or (ii) the definition of “Required Revolver Lenders” without the written consent of each Revolving Credit Lender;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) subordinate the Obligations or the Liens in favor of the Administrative Agent securing the Obligations (either in priority or in right of payment), without the written consent of each Lender;

(j) release or remove all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(k) change the definition of “Applicable Percentage” without the written consent of each Lender;

(l) amend or waive (i) Section 7.14(i) or the final proviso in Section 7.14 or (ii) Section 7.16(i) or the final proviso in Section 7.16 without the written consent of Lenders holding more than 66% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the required Lenders for this Section 10.01(l); or

(m) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Lenders holding more than 50% of the sum of (i) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation, funded participation in L/C Obligations under a Revolving Credit Facility being deemed “held” by such Lender under such Facility for purposes of this clause (m)) and (ii) the aggregate unused Commitments under such Facility.

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (w) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (x) the principal amount owed to such Lender may not be decreased or forgiven without the consent of such Lender unless such decrease or forgiveness also applies on a pro rata basis to all of the other Loans under the relevant Facility, (y) the rate of interest applicable to the Loans of such Lender may not be decreased without the consent of such Lender unless such interest rate decrease also applies to all of the other Loans under the relevant Facility, and (z) the Maturity Date applicable to any Loans of such Lender under any Facility may not be extended unless such extension also applies to all of the other Loans under the relevant Facility.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Company may (i) replace such non-consenting Lender in accordance with Section 10.12; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph) or (ii) with the prior written consent of the Required Lenders, terminate the Commitments of such Lender and repay all Obligations of the Company owing to such Lender relating to the Loans and participations (and Cash Collateralize all of the unfunded participations) held by such Lender as of the termination date.

If the Administrative Agent and the Company, acting together, identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement; provided that the Administrative Agent shall post such amendment to the Lenders (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

Section 10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Guarantors, the Administrative Agent or the L/C Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Company agrees that the Administrative Agent may, but shall not be obligated to, make any notices or other communications available to the Lenders and the L/C Issuers by posting such notices or other communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Company hereby approves distribution of notices and other communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Approved Electronic Platform. THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE APPROVED ELECTRONIC PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, any L/C Issuer or any other Person for Liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that notices or other communications have been posted to the Approved Electronic Platform shall constitute effective delivery of notices or other communications to such Lender for purposes of the Loan Documents. Each Lender and L/C Issuer agreed (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Each of the Lenders, each of the L/C Issuers and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store notices and other communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d) Change of Address, Etc. Each of the Company, the Administrative Agent and the L/C Issuers may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Lenders and L/C Issuers. The Administrative Agent, the Lenders and the L/C Issuers shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender, each L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, any Lender or any L/C Issuer to exercise, and no delay by any such Person in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The right, remedy, power or privilege provided herein, and provided under any other Loan Document, are cumulative and not exclusive of any right, remedy, power or privilege provided by law.

Section 10.04 Expenses; Limitation of Liability; Indemnity, Etc..

(a) Costs and Expenses. The Company shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements one outside counsel for the Administrative Agent and, if reasonably necessary, one local counsel in each relevant material jurisdiction), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders and the L/C Issuers, taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel (and one additional counsel in each relevant material jurisdiction) to each group of affected Lenders and L/C Issuers similarly situated, taken as a whole) in connection with the enforcement or protection of its rights (a) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (b) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arranger, the Syndication Agent, any Lender and any L/C Issuer, and any Related Party of any of the foregoing Persons for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.04(b) shall relieve the Company and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.04(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel (and one additional counsel in each relevant material jurisdiction) to each group of affected Indemnitees similarly situated, taken as a whole), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of any (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether such Proceeding brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 10.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a), (b) or (c) of this Section 10.04 to the Administrative Agent, any L/C Issuer, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Credit Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, any Lender or any L/C Issuer, or the Administrative Agent, any Lender or any L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the L/C Issuers) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Subject to the conditions set forth in clauses (v) and (vi) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and Letter of Credit Commitments, and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required for an assignment to any Person unless (I) a Specified Event of Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Person that is a Lender, an Affiliate of a Lender, an Approved Fund, or solely with respect to the assignment of an Incremental Term Loan, the Company, an Affiliated Lender or a Subsidiary of the Company (each Person with respect to whom such Company consent has been received, or is not required under clause (I) or clause (II) of this sentence, an “Eligible Assignee”); provided that if a prospective assignee (x) is not a commercial bank, finance company, insurance company, financial institution or fund (a “Non-Financial Entity”), the Company shall be deemed to be acting reasonably in withholding its consent if such person is a direct or indirect competitor of the Company as notified by the Company to the Administrative Agent within five Business Days after being informed of the identity of such Non-Financial Entity or (y) is a Lender that is a non-consenting Lender that the Company is at such time permitted to replace pursuant to Section 10.01 or otherwise is a Lender that the Company is at such time permitted to replace pursuant to Section 10.12, the Company shall be deemed to be acting reasonably in withholding its consent; provided, further, that solely with respect to an assignment of any Term Loans, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that the Administrative Agent shall be deemed to be acting reasonably in withholding its consent to a prospective assignee that is a Defaulting Lender; and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, except in accordance with the definition of “Eligible Assignee” set forth in Section 1.01 or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Participant agrees to be subject to an agreement containing provisions substantially the same as those of Section 10.20. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register analogous to the Register (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the rights and/or obligations under this Credit Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMorgan or any other L/C Issuer assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), such L/C Issuer may upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer (so long as such appointee agrees to act as an L/C Issuer hereunder) hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of JPMorgan or any other L/C Issuer as an L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment and acceptance of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) in the case of the appointment and acceptance of a successor L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 10.07 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.09 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) Delivery of an executed counterpart of a signature page of (x) this Credit Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Credit Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Credit Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Credit Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Credit Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Credit Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.11 Severability. If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender, or if any Lender is a Non-Consenting Lender or if otherwise permitted under Section 10.01, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.05), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Neither the Administrative Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person.

Each party hereto agrees that (i) an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Section 10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BREACHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(b) AND 5-116(b), UCP 600 ARTICLE 3, ISP98 RULE 2.02 AND URDG 758 ARTICLE 3(a), OR (III) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURISDICTION OVER THE L/C ISSUER OR BENEFICIARY OF ANY LETTER OF CREDIT OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH LETTER OF CREDIT WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS CREDIT AGREEMENT, WHETHER OR NOT SUCH LETTER OF CREDIT CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

(c) WAIVER OF VENUE. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and Lenders on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lead Arranger and Lenders each are and have been acting solely as a principal and are not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Lead Arranger or any Lender has advised or is currently advising the Company or any of its Affiliates on other matters) and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arranger and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lead Arranger and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency, advisory or fiduciary duty.

Section 10.16 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.17 Senior Indebtedness. The Obligations shall constitute “Senior Indebtedness” as such term is defined in all debt instruments to which the Company or any Restricted Subsidiary is a party and which contains such a definition.

Section 10.18 Liability of General Partners and Other Persons. No general partner of any Restricted Subsidiary that is a partnership, joint venture or joint adventure shall have any personal liability in respect of such Restricted Subsidiary’s obligation under this Credit Agreement or the Notes by reason of his, her or its status as such general partner. In addition, no limited partner, officer, employee, director, stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary or any partnership, corporation or other entity which is a stockholder or other holder of an ownership interest of or in the Company or any Restricted Subsidiary shall have any personal liability in respect of such obligations by reason of his, her or its status as such limited partner, officer, employee, director, stockholder or holder.

Section 10.19 Authorization of Third Parties to Deliver Information and Discuss Affairs. The Company hereby confirms that it has authorized and directed each Person whose preparation or delivery to the Administrative Agent or the Lenders of any opinion, report or other information is a condition or covenant under this Credit Agreement (including under Article V and Article VII) to so prepare or deliver such opinions, reports or other information for the benefit of the Administrative Agent and the Lenders. The Company agrees to confirm such authorizations and directions provided for in this Section 10.19 from time to time as may be requested by the Administrative Agent.

Section 10.20 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (other than in the case of a pledge to any Federal Reserve Bank), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any pledgee referred to in Section 10.06(f), (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations or (iv) any actual or prospective funding source or investor, (g) with the written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company or any other Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Effective Date, such information is not marked “PUBLIC” or otherwise identified at the time of delivery as confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Securities Laws.

Section 10.21 No Fiduciary Duty. The Company hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Company arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Section 10.22 Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Affected Financial Institution under or in connection with this Credit Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other documents or agreements relating to the Advances made hereunder; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.23 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

MSG NATIONAL PROPERTIES, LLC, as the Company

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

MSG ENTERTAINMENT GROUP, LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

MSG BEACON, LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title:	Senior Vice President and Treasurer

MSG CHICAGO, LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

RADIO CITY PRODUCTIONS LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

THE GRAND TOUR, LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

[Signature Page to Credit Agreement]

RADIO CITY TRADEMARKS, LLC, as a Guarantor

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Executive Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Keith T. Erazmus
Name: Keith T. Erazmus
Title: Senior Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Kevin Behrends
Name: Kevin Behrends
Title: Vice President

[Signature Page to Credit Agreement]